Exhibit 2.1

Execution Version

* THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[**REDACTED**]”.

PURCHASE AND SALE AGREEMENT

between

UNITED ENGINES HOLDING COMPANY, LLC

as Seller,

and

KIRBY ENGINE SYSTEMS, INC.

as Buyer

dated as of February 21, 2011

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION

1.1	Definitions	1
1.2	Rules of Construction	10

ARTICLE II PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale	11
2.2	Purchase Price	11
2.3	Closing	11
2.4	Closing Deliveries by Seller to Buyer	11
2.5	Closing Deliveries by Buyer to Seller	12
2.6	Working Capital Adjustment	12
2.7	Earnout	13
2.8	Purchase Price Allocation	13

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE COMPANIES

3.1	Organization; Good Standing	14
3.2	Authority	14
3.3	Capitalization of United Holdings	14
3.4	Subsidiaries	15
3.5	No Conflicts; Consents and Approvals	15
3.6	Financial Statements	16
3.7	Undisclosed Liabilities	16
3.8	Assets of Affiliates	16
3.9	Sufficiency of Assets	16
3.10	Accounts Receivable	16
3.11	Absence of Changes	16
3.12	Compliance with Applicable Laws	17
3.13	Absence of Litigation	17
3.14	Insurance	18
3.15	Property	18
3.16	Environmental Matters	18
3.17	Taxes	19
3.18	Contracts	20
3.19	Purchase Orders	21
3.20	Employees and Labor Matters	21
3.21	Employee Benefits	22
3.22	Intellectual Property	24
3.23	Transactions with Affiliates	24
3.24	Bank Accounts	24
3.25	Broker’s Commissions	24
3.26	Phantom Equity Plan	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING BUYER

4.1	Organization	25
4.2	Authority	25

i

4.3	No Conflicts	25
4.4	Legal Proceedings	25
4.5	Bankruptcy	25
4.6	Broker’s Commissions	25
4.7	Acquisition as Investment	26
4.8	Financial Resources	26
4.9	Opportunity for Independent Investigation	26

ARTICLE V COVENANTS

5.1	Regulatory and Other Approvals	27
5.2	Access of Buyer	28
5.3	Certain Restrictions	29
5.4	Employee and Benefit Matters	30
5.5	Resignation and Removal	31
5.6	Indebtedness, Distributions	31
5.7	Tax Matters	31
5.8	Public Announcements	33
5.9	Updating	33
5.10	Escrow Funds	33
5.11	Further Assurances	34

ARTICLE VI BUYER’S CONDITIONS TO CLOSING

6.1	Representations and Warranties	34
6.2	Performance	35
6.3	Officer’s Certificate	35
6.4	Orders and Laws	35
6.5	Consents and Approvals	35
6.6	Minority Interests	35
6.7	Purchase Orders	35
6.8	Lien Releases	35

ARTICLE VII SELLER’S CONDITIONS TO CLOSING

7.1	Representations and Warranties	35
7.2	Performance	36
7.3	Officer’s Certificate	36
7.4	Orders and Laws	36
7.5	Consents and Approvals	36

ARTICLE VIII TERMINATION

8.1	Right of Termination	36
8.2	Effect of Termination	36

ARTICLE IX LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

9.1	Survival of Representations and Warranties	37
9.2	Indemnification of Buyer by Seller	37
9.3	Indemnification of Seller by Buyer	37
9.4	Limitations	38
9.5	Claims Procedures	39
9.6	Waiver of Other Representations	40

9.7	Waiver of Remedies	41
9.8	Access to Information	41
9.9	Dispute Resolution and Arbitration	41
9.10	Arbitration Procedures	42
9.11	Determination of Amount of Damages; Mitigation	43
9.12	Set Off	43

ARTICLE X MISCELLANEOUS

10.1	Notices	44
10.2	Entire Agreement	45
10.3	Expenses	45
10.4	Disclosure	45
10.5	Waiver	45
10.6	Amendment	46
10.7	No Third Party Beneficiary	46
10.8	Assignment; Binding Effect	46
10.9	Invalid Provisions	46
10.10	Counterparts; Facsimile	46
10.11	Exclusive Remedy	46
10.12	Governing Law; Enforcement, Jury Trial Waiver	46
10.13	Specific Performance	47

Exhibit A	–	Company Assignment Agreement
Exhibit B	–	Indemnity Escrow Agreement
Exhibit C	–	Working Capital Escrow Agreement
Exhibit D	–	Earnout Provisions

Schedule 1.1-A	–	Sample Calculation of Net Working Capital
Schedule 1.1-K	–	Individuals with Knowledge
Schedule 1.1-PL	–	Permitted Liens
Schedule 2.6	–	Estimated Net Working Capital
Schedule 3.4	–	Subsidiaries
Schedule 3.5(b)	–	Company Consents
Schedule 3.5(d)	–	Seller Approvals
Schedule 3.7	–	Undisclosed Liabilities
Schedule 3.9	–	Sufficiency of Assets
Schedule 3.10	–	Accounts Receivable
Schedule 3.11	–	Absence of Changes
Schedule 3.12	–	Compliance with Applicable Laws
Schedule 3.13	–	Absence of Litigation
Schedule 3.14	–	Insurance
Schedule 3.15(a)	–	Owned Real Property
Schedule 3.15(b)	–	Leased Real Property
Schedule 3.16	–	Environmental Matters
Schedule 3.17	–	Taxes
Schedule 3.18(a)	–	Material Contracts
Schedule 3.19(a)	–	Sales Orders
Schedule 3.19(b)	–	Purchase Orders
Schedule 3.20	–	Employees and Labor Matters

Schedule 3.21	–	Benefit Plans
Schedule 3.22	–	Intellectual Property
Schedule 3.23	–	Transactions with Affiliates
Schedule 3.24	–	Bank Accounts
Schedule 5.3	–	Certain Restrictions
Schedule 6.5	–	Closing Condition Company Consents

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of February 21, 2011 (this “Agreement”) is made and entered into by and between United Engines Holding Company, LLC, a Delaware limited liability company (“Seller”) and Kirby Engine Systems, Inc., a Delaware corporation (“Buyer”).

RECITALS

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all interests in United Holdings LLC, a Delaware limited liability company (“United Holdings”) on the terms and subject to the conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 4.7.

“Accounting Firm” has the meaning given to it in Section 2.6(b).

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person. In this context control means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934) of one or both of the following:

(a) (i) in the case of a corporation, more than 25% of the direct or indirect economic interest in the outstanding equity securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 25% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 25% of the beneficial interest therein; and (iv) in the case of any other entity, more than 25% of the economic or beneficial interest therein; or

(b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Asserted Liability” has the meaning given to it in Section 9.5(a).

“Assets” of any Person means all properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Balance Sheet” has the meaning given to it in Section 3.6.

“Balance Sheet Date” means December 31, 2010.

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Base Purchase Price Allocation” has the meaning given to it in Section 2.8(a).

“Base Survival Period” has the meaning given to it in Section 9.1.

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan, program, policy, contract, agreement or other arrangement that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock or stock-related plan (whether qualified or nonqualified), (d) each compensation, deferred compensation, performance award, bonus or incentive compensation plan, and (e) each change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit plan each of which is or has been maintained or contributed to or required to be contributed to, by Seller or an ERISA Affiliate, or with respect to which Seller has or may have any liability or obligation.

“Business” means all of the following as currently conducted by the Companies: (i) the distribution of equipment and parts and service with respect to (A) Distributor Agreements with Detroit Diesel Corporation, Allison Transmission, Inc., Tognum AG, Webasto Product North America, Inc. and Isuzu Motors America, Inc; (B) the distribution of equipment and parts and service with respect to the Dealer Agreements with Heil Environmental and Thermo King Corporation; and (C) Service and/or Parts Agreements with General Motors Corporation, Dresser Rand Company, and Dresser Inc. (ii) the manufacture and remanufacture of oilfield service equipment including pressure pumpers, cementers, blenders, hydration units, mud pumps, nitrogen pumpers, for both onshore and offshore applications; (iii) the manufacture and packaging of compressor systems; and (iv) manufacture of natural gas General Motors and diesel-powered Isuzu engines.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Cash” means money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) commercial paper issued by any bank or any bank holding company owning any bank maturing no more than one year from the date of its creation and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any commercial bank organized under the Laws of the United States of America having combined capital and surplus of not less than $500,000,000.

“Charter Documents” means with respect to any Person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Claims Notice” has the meaning given to it in Section 9.5(a).

“Closing” has the meaning given to it in Section 2.3.

“Closing Date” means the date on which Closing occurs.

“COBRA” has the meaning given to it in Section 3.21(f).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means any of United Holdings and its direct or indirect Subsidiaries and “Companies” means United Holdings and all of its direct or indirect Subsidiaries.

“Company Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Company Consents” has the meaning given to it in Section 3.5(b).

“Company Interests” means 100% of the Equity Interests in United Holdings.

“Confidential Information” has the meaning given to it in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Kirby Corporation and United Holdings, dated as of November 16, 2010.

“Contract” means any legally binding written contract, legally binding written agreement (including letter agreement), lease, license, evidence of indebtedness, mortgage, indenture, legally binding written purchase order, binding bid, letter of credit, security agreement or other legally binding written arrangement.

“Credit Facilities” means (a) the Second Amended and Restated Loan Agreement dated December 5, 2007, among United Holdings, the lenders party thereto and the Bank of Oklahoma, National Association, as amended by the First Amendment dated April 29, 2008, the Second Amendment dated December 5, 2008 and the Third Amendment dated September 15, 2010 and (b) the Second Lien Loan Agreement dated December 5, 2007, among United Holdings, the lenders party thereto and the Bank of Oklahoma, National Association, as amended by the First Amendment dated April 29, 2008 and the Second Amendment dated September 15, 2010.

“Deductible” has the meaning given to it in Section 9.4(b).

“Dispute” has the meaning given to it in Section 9.9(a).

“Due Diligence Information” has the meaning given to it in Section 4.9(c).

“Earnout Amount” has the meaning given to it in Exhibit D.

“Earnout Period” has the meaning given to it in Exhibit D.

“Environmental Law” means all applicable Laws relating to the prevention of pollution, remediation of contamination, protection of natural resources, or the environment (including air, water or land), exposure to hazardous, or toxic substances, or the preservation of environmental quality, each as amended on or prior to the Closing Date. The term “Environmental Law” shall include, but not be limited to, the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any state, county, or local laws and regulations similar thereto.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller, or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA.

“Estimated Working Capital Adjustment” means the difference of Seller’s good faith estimate of Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date minus the Net Working Capital Target.

“Excluded Representations” means the representations and warranties set forth in Sections 3.1(a) and (b) (Organization; Good Standing), 3.2 (Authority), 3.3 (Capitalization of United Holdings), 3.4 (Subsidiaries), 3.5(a) (No Conflicts), and 3.25 (Broker’s Commissions).

“Financial Statements” has the meaning given to it in Section 3.6.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any applicable federal, state or local governmental authority, agency, board, commission, court or official in the United States.

“Hazardous Material” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials, radioactive materials, petroleum or petroleum products (including crude oil), and any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” means approval pursuant to, or the expiration of applicable waiting periods under, the HSR Act.

“Indemnity Escrow Account” means the account established by the Indemnity Escrow Agent, Buyer and Seller pursuant to the Indemnity Escrow Agreement into which the Indemnity Escrowed Cash, or any part thereof, is deposited and held from time to time.

“Indemnity Escrow Agent” means Bank of Oklahoma, National Association.

“Indemnity Escrow Agreement” means that certain escrow agreement dated as of the Closing Date, by and among the Indemnity Escrow Agent, Buyer and Seller, in substantially the form attached hereto as Exhibit B.

“Indemnity Escrowed Cash” means an amount equal to 10% of the Base Purchase Price.

“Intellectual Property” shall collectively mean all of the following legal rights, title, or interest in or arising under the Laws of the United States, any state, any other country, or international treaty regime, whether or not filed, perfected, registered, or recorded and whether now or hereafter existing, filed, issued, or acquired, including all renewals thereof: (i) certificates of invention and other indicia of invention ownership, patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) rights associated with works of authorship and literary property rights, including copyrights, copyright applications and copyright registrations, and moral rights; (iii) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (iv) trademarks, service marks, logos, trade dress, domain names, trade names, and service names, whether or not registered, and the goodwill associated therewith; and (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property anywhere in the world.

“Interim Period” has the meaning given to it in Section 5.1.

“Knowledge” when used in a particular representation or warranty in this Agreement with respect to Seller, means that any of the individuals listed on Schedule 1.1-K has actual knowledge of the event, matter or information in question or would have knowledge of such matter following reasonable inquiry of those employees who report directly to such individuals.

“Laws” means all laws, statutes, rules, regulations, ordinances, court orders and other pronouncements having the effect of law of any Governmental Authority.

“Leased Real Property” means all of the real property leased by a Company.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, warranty, purchase right, lease or other similar property interest or other right or encumbrance.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of United Holdings dated January 23, 2009, as amended April 3, 2010.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, Taxes and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent such losses (a) have not been recovered by insurance of the Companies after using commercially reasonable efforts to recover such losses by insurance and (b) are not included in Net Working Capital. For all purposes in this Agreement the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means a material adverse change in or material adverse effect on (a) the business, operations, property or financial condition of the Companies taken as a whole, (b) the validity or enforceability of this Agreement or (c) the rights and remedies of or benefits available to the Parties under this Agreement, but excluding any of the foregoing resulting from (i) general economic conditions (except to the extent such general economic conditions disproportionately affect the Companies), (ii) changes or conditions generally affecting the U.S. economy or financial markets (except to the extent such changes or conditions disproportionately affect the Companies, (iii) execution of this Agreement and the announcement thereof or (iv) any act or omission required by this Agreement and taken by any Company in compliance with this Agreement or with prior written consent of Buyer.

“Material Contracts” has the meaning given to it in Section 3.18(a).

“Net Working Capital” means, as of a particular date or time, (a) the sum of the following consolidated current assets of United Holdings: (i) accounts receivables, (ii) inventory and (iii) prepaid expenses and other assets, less (b) the sum of the following consolidated current liabilities of United Holdings: (x) accounts payable, (y) accrued expenses and (z) deferred revenue. Notwithstanding anything in this Agreement to the contrary the following items will be excluded from the calculation of Net Working Capital: (a) accrued interest payable, (b) income Tax receivable, (c) current maturities of long-term debt and (d) (i) accrued income Tax, (ii) Texas franchise Tax payable and (iii) deferred Tax liabilities. For illustrative purposes only, attached as Schedule 1.1-A is a sample calculation of Net Working Capital prepared by the Parties as of December 31, 2010. The elements of Net Working Capital will be calculated using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments, reserves and valuation and estimation methodologies that were used in the preparation of the Balance Sheet.

“Net Working Capital Target” means $55,000,000.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Companies.

“Non-Reimbursable Damages” has the meaning given to it in Section 9.7(b).

“Outside Date” has the meaning given to it in Section 8.1(b).

“Parent Guaranty” means that certain parent guaranty dated as of the date hereof by and between Seller and Kirby Corporation.

“Parties” means each of Buyer and Seller.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of any Company, (c) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in the title policies insuring a property or any commitments therefor that have been made available to Buyer or obtained by or on behalf of Buyer, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title and other Lien that would not reasonably be expected to be material, (f) zoning, planning, and other similar limitations and restrictions, all rights of any Governmental Authority to regulate a property, and all matters of record, (g) Liens or other rights of Governmental Authorities or other Persons in respect of property or assets delivered to a Company for repair, maintenance or other improvements, (h) rights of third parties to use and possess all machinery and equipment held for rental to third parties pursuant to Material Contracts, (i) the terms and conditions of the permits of the Companies or the Contracts listed on Schedule 3.18(a), (j) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (k) any Lien to be released (and that is actually released) on or prior to Closing and (l) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Phantom Equity Plan” has the meaning given to it in Section 3.26.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning given to it in Section 2.8(a).

“Real Property” means the real property owned in fee or leased, used or held for use by a Company, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of such Company in and to any street or other property adjoining any portion of such property.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Materials into the environment.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Approvals” has the meaning given to it in Section 3.5(d).

“Seller Taxes” means any and all Taxes imposed on the Companies for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.7(b).

“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the Closing Date.

“Subsidiary” means each of United Engines LLC, a Colorado limited liability company, UE Manufacturing LLC, a Colorado limited liability company, UE Compression, LLC, a Colorado limited liability company, Thermo King of Houston, LP, a Texas limited partnership, UE Powertrain GP Inc., a Texas corporation, UE Powertrain LP, a Texas limited partnership, San Antonio Thermo King, Inc., a Texas corporation and Universal Engine Services LLC, a Texas limited liability company.

“Taxes” means all taxes, charges, fees, imposts, levies or other assessments or fees of any kind, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), customs duties, transfer, registration, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, and including any interest or penalty imposed with respect thereto, whether disputed or not, as well as any obligation to indemnify or otherwise assume the Tax obligations of any other Person, whether pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule attached thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Transaction Expenses” means the amounts owed by Seller or United Holdings to (a) Vinson & Elkins L.L.P., (b) Tudor, Pickering, Holt & Co., and (c) any other third party who provides services in connection with the transactions contemplated by this Agreement.

“United Holdings” has the meaning given to it in the Recitals.

“WARN Obligation” has the meaning given to it in Section 5.4(a).

“Working Capital Adjustment” means the sum of (a) the difference between Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date and the Net Working Capital Target and (b) any Cash or Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date.

“Working Capital Escrow Account” means the account established by the Working Capital Escrow Agent, Buyer and Seller pursuant to the Working Capital Escrow Agreement into which the Working Capital Escrowed Cash, or any part thereof, is deposited or held from time to time.

“Working Capital Escrow Agent” means Bank of Oklahoma, National Association.

“Working Capital Escrow Agreement” means that certain escrow agreement dated as of the Closing Date, by and among the Working Capital Escrow Agent, Buyer and Seller, in substantially the form attached hereto as Exhibit C.

“Working Capital Escrowed Cash” means an amount equal to $2,500,000.

1.2 Rules of Construction.

(a) The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All underscored article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b) The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements.

(f) Any reference herein to any Law, statute, rule or regulation shall be construed as referring to such Law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE AND CLOSING

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell and to convey to Buyer, at Closing, the Company Interests.

2.2 Purchase Price. The purchase price for the purchase and sale of the Company Interests is equal to the sum of the following: (the “Purchase Price”):

(a) $270,000,000 (the “Base Purchase Price”);

(b) plus (if positive) or minus (if negative), the Working Capital Adjustment;

(c) plus the Earnout Amount, if applicable.

2.3 Closing. The consummation of the purchase and sale of the Company Interests (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 A.M. local time, on the third Business Day after the conditions to Closing set forth in Articles VI and VII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived, or on such other date and at such other time and place as Buyer and Seller mutually agree. All actions listed in Sections 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4 Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a) a counterpart duly executed by Seller of an assignment of Equity Interests (the “Company Assignment Agreement”) in the form attached hereto as Exhibit A evidencing the assignment and transfer to Buyer of the Company Interests;

(b) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller;

(c) provided that Buyer has delivered a written request to Seller at least three Business Days prior to Closing, the resignation or removal (effective as of Closing) of managers, partners, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee of the Companies;

(d) a counterpart duly executed by Seller of the Working Capital Escrow Agreement; and

(e) a counterpart duly executed by Seller of the Indemnity Escrow Agreement.

2.5 Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver the following:

(a) a wire transfer of immediately available funds (to such account as Seller shall have notified Buyer of at least two Business Days prior to the Closing Date) in an amount in the aggregate equal to (i) the Base Purchase Price, minus (ii)(1) the Indemnity Escrowed Cash and (2) the Working Capital Escrowed Cash, plus (if positive) or minus (if negative) (iii) the Estimated Working Capital Adjustment;

(b) a wire transfer to the Working Capital Escrow Agent of the Working Capital Escrowed Cash;

(c) a wire transfer to the Indemnity Escrow Agent of the Indemnity Escrowed Cash;

(d) a counterpart duly executed by Buyer of the Company Assignment Agreement to the Seller;

(e) a counterpart duly executed by Buyer of the Working Capital Escrow Agreement to the Seller; and

(f) a counterpart duly executed by Buyer of the Indemnity Escrow Agreement to the Seller.

2.6 Working Capital Adjustment.

(a) Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees as are reasonably requested in connection with the matters addressed in this Section 2.6. Attached hereto as Schedule 2.6 is a reasonable estimate, as of the date of this Agreement, of the Net Working Capital. Promptly after conclusion of United Holdings’ year end audit, or if sooner, the fifth Business Day preceding Closing, Seller shall calculate the Net Working Capital and shall provide Buyer with written notice thereof. Within five Business Days prior to the expected Closing Date, Seller shall in good faith estimate Net Working Capital as of as of the close of business on the Business Day immediately preceding the Closing Date and shall provide Buyer with written notice thereof and of the Estimated Working Capital Adjustment. The existence of any dispute with respect to any such calculations shall not delay or otherwise affect the Closing or the obligation to make the payments specified in Section 2.5 at the Closing. For purposes of calculating Net Working Capital, all payments made at Closing pursuant to Section 5.6 shall be deemed to have been paid as of as of the close of business on the Business Day immediately preceding the Closing Date.

(b) Within 45 days after Closing, Buyer shall provide Seller with its good faith calculation of Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date and the Working Capital Adjustment, as well as detailed supporting information, which clearly delineates the specific line item differences between Buyer’s new calculation and Seller’s previous calculation. If Seller disagrees with any of the calculations provided by Buyer pursuant to the notice referenced in the foregoing sentence, then it shall provide Buyer with written notice thereof within 30 days after receiving written notice thereof and shall include reasonable detail regarding such specific objections. If Buyer and Seller working in good faith are unable to agree on such disputed items on or prior to the 90th day following the Closing Date, then either Party may refer such dispute to Ernst & Young LLP or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants, mutually acceptable to Buyer and Seller (such selected firm being the “Accounting Firm”), which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution. Such Accounting Firm handling the dispute resolution shall act as an expert and not as a moderator and shall not have the power to modify or amend any term or provision of this Agreement. Each of Buyer and Seller shall bear and pay one-half of the fees and other costs charged by such Accounting Firm. If Seller does not object to Buyer’s calculations within the time period and in the manner set forth in the second sentence of this Section 2.6(b) or accepts Buyer’s calculations, then such calculations as set forth in Buyer’s notice shall become final and binding upon the Parties for all purposes hereunder.

(c) If the Working Capital Adjustment (as agreed between Buyer and Seller or as determined by the above-referenced accounting firm or otherwise) is (i) greater than the Estimated Working Capital Adjustment as paid by Buyer at Closing, then Buyer shall pay to Seller within five Business Days after such amounts are so agreed or determined, by wire transfer of immediately available funds to an account or accounts designated by Seller, the amount of such difference or (ii) less than the Estimated Working Capital Adjustment as paid by Buyer at Closing, then Seller and Buyer shall execute a joint instruction to the Working Capital Escrow Agent to pay to Buyer, within five Business Days after such amounts are agreed or determined, by wire transfer of immediately available funds to an account designated by Buyer, the amount of such difference.

2.7 Earnout. Subject to Section 9.12, Buyer will pay the Earnout Amount, if any, in accordance with Exhibit D.

2.8 Purchase Price Allocation.

(a) Seller and Buyer agree that the Base Purchase Price shall be allocated among the Companies for Tax purposes in accordance with the allocation as agreed by the Seller and Buyer prior to the Closing Date (the “Base Purchase Price Allocation”).

(b) Within 30 days after the Net Working Capital is agreed or determined in accordance with Section 2.6, Seller shall provide to Buyer a proposed allocation (consistent with the Base Purchase Price Allocation) of the Purchase Price among the Companies and a further allocation, to the extent consistent with Treasury Regulation Sections 1.338-6, 1.755-1 and 1.1060-1, of the Purchase Price among the Assets of the Companies (the “Purchase Price Allocation Schedule”). Within 30 days after its receipt of Seller’s proposed Purchase Price Allocation Schedule, Buyer shall propose to Seller any changes thereto or otherwise shall be deemed to have agreed thereto. In the event that Buyer proposes changes to Seller’s proposed Purchase Price Allocation Schedule within the 30 day period described above, Seller shall, in good faith, consider any comments so received from Buyer and shall furnish Buyer with a revised Purchase Price Allocation Schedule as soon as practicable. If after receipt of the revised Purchase Price Allocation Schedule, Buyer disagrees with the allocation of the Purchase Price among the Assets of the Companies set forth therein, then the Accounting Firm shall determine such allocation. The cost of such Accounting Firm shall be borne equally by Seller and Buyer.

(c) The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Each of Seller and Buyer agree to file all applicable Tax Returns and otherwise report their affairs for Tax purposes consistent with the Purchase Price Allocation Schedule, as agreed to by Buyer and Seller or as determined by the Accounting Firm, except as otherwise required by applicable Laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING SELLER AND THE COMPANIES

Seller hereby represents and warrants (subject to any disclosures in the Schedules) to Buyer as follows:

3.1 Organization; Good Standing.

(a) Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b) Each Company is a limited liability company, partnership or corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company, partnership or corporate power and authority to own its properties and conduct its business as it is now being conducted. Each Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

(c) True and complete copies of the Charter Documents of each Company and all amendments thereto have been furnished to Buyer.

3.2 Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 Capitalization of United Holdings. The Company Interests are owned beneficially and of record by Seller, free and clear of all Liens other than those under state or federal securities Laws and the LLC Agreement. Except for the Company Interests, none of the following are issued, reserved for issuance or outstanding: (a) interests of United Holdings convertible into, or exchangeable or exercisable for Equity Interests of United Holdings or (b) options, warrants, calls, rights, commitments or Contracts to which United Holdings is a party or by which it is bound, in any case obligating United Holdings to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of United Holdings, or obligating United Holdings to grant, extend or enter into any such option, warrant, call, right, commitment or Contract. The Company Interests are duly authorized, validly issued, fully paid (to the extent required by the LLC Agreement) and, subject to the Laws of the State of Delaware, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right. There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness of United Holdings having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Seller may vote.

3.4 Subsidiaries. Schedule 3.4 sets forth for each Subsidiary (a) the amount and classification of its authorized Equity Interests, (b) the amount and classification of its outstanding Equity Interests and (c) the record owner of its membership interest or other Equity Interests. All of the issued and outstanding Equity Interests of each Subsidiary have been duly authorized and validly issued and is fully paid and, except as set forth on Schedule 3.4, the Equity Interests of each Subsidiary are owned directly or indirectly by United Holdings free from Liens other than those under state and federal securities Laws, the LLC Agreement and the Charter Documents of the issuing Subsidiary. Each Subsidiary has been duly organized and is in good standing under the Laws of the states indicated in Schedule 3.4, with power and authority to own its properties and conduct its business. Each Subsidiary is duly qualified to do business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely to result in a Material Adverse Effect. Except for its interests in the Subsidiaries and as otherwise set forth on Schedule 3.4, United Holdings does not own, directly or indirectly, any Equity Interests or interests in any Person.

3.5 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations under this Agreement do not:

(a) violate or result in a breach of the Charter Documents of Seller;

(b) assuming the consents disclosed on Schedule 3.5(b) (the “Company Consents”) have been obtained or made, violate or result in a material default under any material Contract to which Seller or any Company is a party;

(c) assuming all of the Company Consents have been obtained, violate or result in a material default under any Material Contract; and

(d) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed on Schedule 3.5(d) (collectively, the “Seller Approvals”) and the HSR Approval, if required, have been received and the Company Consents have been made, obtained or given, (i) violate or result in a breach of any Law applicable to Seller or any Company, except for such violations or breaches as would not, with respect to Seller, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or, with respect to a Company, be expected to result in a Material Adverse Effect or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Seller or a Company, other than in each case any such consent or approval which, if not made or obtained, would not, with respect to Seller, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or with respect to a Company, be expected to result in a Material Adverse Effect.

3.6 Financial Statements. Buyer has been provided copies of the audited consolidated balance sheet of the Companies as of (i) December 31, 2008, (ii) December 31, 2009, and (iii) December 31, 2010 (the “Balance Sheet”) together with the audited consolidated statements of operations, cash flows and members’ equity of the Companies for the period then ended, and the related notes thereto (the “Financial Statements”), accompanied by the report thereon of Allen, Gibbs & Houlik, L.C., independent public accountants. The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise set forth in the notes thereto) and fairly present the consolidated financial position of the Companies at the dates thereof and the consolidated results of the operations of the Companies for the respective periods indicated.

3.7 Undisclosed Liabilities. No Company has any liabilities that would be required to be included on a balance sheet of such Company prepared in accordance with GAAP except (i) as reflected or reserved against in the Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (iii) liabilities arising under Material Contracts, (iv) liabilities that would not have a Material Adverse Effect and (v) as set forth on Schedule 3.7.

3.8 Assets of Affiliates. No material tangible or intangible asset used in the Business is owned or leased by Seller or any Affiliates of Seller (other than the Companies).

3.9 Sufficiency of Assets. Except as set forth on Schedule 3.9, the assets of the Companies, including any assets held under leases or licenses, except for Cash and Cash Equivalents, constitute all assets used by the Companies in the conduct of the Business.

3.10 Accounts Receivable. Schedule 3.10 lists the accounts receivable of the Company that, as of the date hereof, have been outstanding for more than 90 days.

3.11 Absence of Changes. Except as set forth in Schedule 3.11, since the date of the Balance Sheet, no Company has:

(a) other than the sale of inventory in the ordinary course of business, transferred any of its Assets, including any right under any lease, permit or Contract or any proprietary right or other intangible Asset, in each case having a value in excess of $500,000;

(b) waived, released, canceled, settled or compromised any debt, Claim or right having a value in excess of $500,000, in each case except in the ordinary course of business;

(c) suffered (i) any change, circumstance, effect, event or fact that would reasonably be likely to have a Material Adverse Effect, (ii) any damage, destruction or casualty of property that resulted in uninsured losses in excess of $500,000 or anticipated cost to repair (whether or not covered by insurance) in excess of $500,000 in the aggregate or (iii) any taking by condemnation or eminent domain of any of its Assets having a historical cost or fair market value that exceeds $500,000 in the aggregate;

(d) conducted any of its affairs in any material manner that is outside the ordinary course of business and inconsistent with its past practices (except for the transactions contemplated hereby and preparations therefore);

(e) except as may be required to meet the requirements of applicable Law or GAAP, changed any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business and the Company;

(f) failed to maintain its limited liability company, partnership or corporate existence, as applicable, or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;

(g) issued or sold any Equity Interests in itself;

(h) liquidated, dissolved, recapitalized, reorganized or otherwise wound up its Business or operations;

(i) purchased any securities of any Person, except for short-term investments made in the ordinary course of business;

(j) incurred any capital expenditure in excess of $500,000;

(k) changed any material election with respect to Taxes; or

(l) agreed or committed to do any of the foregoing.

3.12 Compliance with Applicable Laws. Except as set forth on Schedule 3.12, each Company is in material compliance with all Laws applicable to it and each Company holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its Business as presently conducted; provided, however, that this Section 3.12 does not address Environmental Laws, which are exclusively addressed by Section 3.16, matters relating to Taxes, which are exclusively addressed by Section 3.17 or matters relating to employee matters or Benefit Plans, which are exclusively addressed by Sections 3.20 and 3.21 respectively.

3.13 Absence of Litigation. Except for matters less than $500,000 in value and as set forth on Schedule 3.13, there is no Claim or Proceeding pending or, to Seller’s Knowledge, threatened against any Company by or before any arbitrator or Governmental Authority, nor are there any reviews or investigations relating to any Company pending or, to Seller’s Knowledge, threatened by or before any arbitrator or any Governmental Authority.

3.14 Insurance. Set forth on Schedule 3.14 is a true and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by each Company for the current year and the preceding two fiscal years and all fidelity bonds. All such policies are now, and have been for the three years preceding the date of this Agreement, in full force and effect. No Company has received any written notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Except as set forth on Schedule 3.14, no letters of credit have been posted and no Cash or Cash Equivalents have been restricted to support any reserves for insurance.

3.15 Property.

(a) Set forth on Schedule 3.15(a) is the address and description of each parcel of real property owned in fee and used or held for use by a Company, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of a Company in and to any street or other property adjoining any portion of such property. The real property described in Schedule 3.15(a) is free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.15(a).

(b) Set forth on Schedule 3.15(b) is a list of all leases for the Leased Real Property. Each lease set forth on Schedule 3.15(b) is a legal, valid and binding obligation of such Company. A true and complete copy of each such lease and any amendment thereto has been made available to Buyer. Except as set forth on Schedule 3.15(b), (i) no Company is in material default under any lease set forth on Schedule 3.15(b), (ii) to Seller’s Knowledge, no landlord is in material default under any of the leases set forth on Schedule 3.15(b), and (iii) no event has occurred which constitutes a default or with lapse of time or giving of notice or both would constitute a material default under any of the leases set forth on Schedule 3.15(b).

3.16 Environmental Matters. Except as set forth in Schedule 3.16:

(a) The operations of United Holdings are and have been in compliance with Environmental Laws in all material respects and the operations of the Subsidiaries are and have been in compliance with Environmental Laws in all material respects;

(b) The Companies possess, and are and have been in compliance in all material respects with, all material permits, licenses, registrations and authorizations required under Environmental Laws for their operations as presently conducted;

(c) There are no pending or, to Seller’s Knowledge, threatened Claims asserted against the Companies pursuant to Environmental Laws, nor has any Company received any notice of violation or noncompliance, written request for information, order or demand or notice of enforcement from any Governmental Authority pursuant to Environmental Laws which remains uncorrected;

(d) There has been no material Release, discharge or disposal of Hazardous Materials on, at, under or from the Real Property in violation of any Environmental Laws or in a manner that could give rise to a material remedial or corrective action obligation pursuant to Environmental Laws;

(e) None of the Companies are currently operating or required to be operating the Assets of any Company under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued by or entered into with a Governmental Authority under any Environmental Law;

(f) None of the following exists on, at or under the real property listed on Schedule 3.15(a), or to Seller’s Knowledge, the Leased Real Property: (1) underground storage tanks, (2) friable asbestos or asbestos containing materials that are not in compliance with Environmental Laws, (3) materials or equipment containing any polychlorinated biphenyls, or (4) landfills, surface impoundments or disposal areas for Hazardous Materials that do not comply with Environmental Laws; and

(g) Seller has made available for inspection by Buyer copies of all environmental assessment and audit reports and studies relating to the Real Property and the operations of the Companies that are in the possession of the Companies.

3.17 Taxes. Except as set forth on Schedule 3.17:

(a) All material Tax Returns required to be filed by or with respect to any Company have been duly and timely filed and all such Tax Returns were complete and accurate in all material respects and prepared in compliance in all material respects with all applicable Law. All Taxes (whether or not shown as due on any Tax Returns) payable by any Company have been timely paid in full. All withholding Tax requirements imposed on any Company have been satisfied in all material respects.

(b) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by any Company. No outstanding material claim, assessment or deficiency in respect of Taxes has been asserted in writing against any Company by any Taxing Authority. There is no Claim, audit, other examination, matter in controversy, proposed adjustment, refund litigation or other Proceeding pending against, or with respect to, any Company with regard to Taxes.

(c) Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes upon any of the assets of any Company, and (ii) no claim for unpaid Taxes has been made in writing by any Taxing Authority that could give rise to any such Lien.

(d) There is no existing Tax sharing allocation or similar Contract that may or will require any payment be made by or to any Company on or after the Closing Date, and no Company is liable for the Taxes of any other Person (other than another Company) by virtue of Treasury Regulation Section 1.1502-6, any similar provision of state, local or foreign applicable Law, by contract, as successor or transferee, or otherwise.

(e) No Company will be required to include in income, or exclude any item of deduction from income, for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under either Section 481(a) or 482 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) by reason of a change in method of accounting or otherwise for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local, or foreign law) executed prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) entered into or created prior to the Closing; or (v) prepaid amount received on or prior to the Closing Date (other than deposits, progress payments and other amounts received under Contracts prior to the Closing Date that constitute deferred income in accordance with GAAP).

(f) There are no Tax holidays or Tax incentives applicable to any Company.

(g) With the exception of UE Powertrain GP Inc. and San Antonio Thermo King, Inc., no Company and no predecessor to any Company (as a result of conversion, merger, or otherwise) has ever been a corporation or classified as an association taxable as a corporation for federal income Tax purposes, and no election has been filed on or prior to the Closing that would cause any Company to be classified as an association taxable as a corporation for U.S. federal income Tax purposes on or after the Closing Date. Each Company that is classified as a partnership for U.S. federal income Tax purposes has made or will make an election under Section 754 of the Code that will be effective on the Closing Date.

(h) No Company has participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.18 Contracts.

(a) Excluding Contracts for which neither a Company nor any of their Assets will be bound or have liability after Closing, and excluding insurance policies and fidelity bonds, Schedule 3.18(a) sets forth a list as of the date of this Agreement of the following Contracts to which a Company is a party (collectively, the “Material Contracts”):

(i) each Contract that is executory in whole or in part and that involves expenditures or receipts of a Company for goods or services that is not the product of arm’s length dealings or is otherwise outside of the ordinary course of business or is of an amount in excess of $500,000 after the date of this Agreement (excluding any orders for the sale or purchase of goods or services by the Companies, which are dealt with exclusively in Section 3.19 and excluding Contracts between the Companies);

(ii) each lease, rental or occupancy Contract, installment and conditional Contract, and any other Contract, in each case, affecting the ownership of, leasing of, title to or use of any real property, in each case having a value in excess of $500,000;

(iii) each joint venture, partnership or any other material Contract involving a sharing of profits, losses, costs or liabilities;

(iv) each Contract containing covenants that restrict or prohibit business activity or the freedom of a Company to engage in any line of business or to compete with any Person;

(v) each Contract with any present or former director, officer, independent contractor or employee of a Company pursuant to which such Company has any obligation or liability;

(vi) each power of attorney;

(vii) each Contract evidencing indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Assets of a Company; and

(viii) any license of material Intellectual Property that contemplates or involves the payment or delivery of Cash or other consideration to a third party in an amount or having a value in excess of $100,000 per year, or the termination of which would reasonably be expected to have a Material Adverse Effect.

(b) Buyer has been provided with copies of, or access to, all Material Contracts.

(c) Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company party thereto, and, to the Knowledge of the Seller, the counterparty thereto.

(d) No Company, and to the Knowledge of the Seller, no counterparty, is in material breach or default under any Material Contract.

3.19 Purchase Orders. Schedule 3.19(a) sets forth a true and complete list as of the date of this Agreement of all orders for the sale of goods or services by the Companies (but excluding any such orders for which both parties are Companies) in an amount in excess of $500,000. Schedule 3.19(b) sets forth a true and complete list as of the date of this Agreement of all orders for the purchase of goods or services by the Companies (but excluding any such orders for which both parties are Companies) in an amount in excess of $500,000. Each of the orders listed on Schedule 3.19(a) and 3.19(b) is in full force and effect in all material respects in accordance with its terms.

3.20 Employees and Labor Matters. Except as described on Schedule 3.20, with respect to all employees of the Companies:

(a) no employee of any Company is represented by a union or other collective bargaining entity;

(b) since January 10, 2007, there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, work stoppage or lockout by any employee of the Companies;

(c) since January 10, 2007, Seller has not received, during Seller’s ownership of such Company, written notice of any charges with respect to any employee of the Companies before any Governmental Authority responsible for the prevention of unlawful employment practices, except for any such matter as would not reasonably be expected to have a Material Adverse Effect; and

(d) since January 10, 2007, Seller has not received written notice of any material investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Seller’s Knowledge, no such investigation has been threatened.

3.21 Employee Benefits.

(a) Set forth on Schedule 3.21 is a true and complete list of all Benefit Plans, indicating each Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Code or is governed by Section 409A of the Code. Seller has made available to Buyer true, complete and correct copies of:

(i) each Benefit Plan, including, without limitation, all amendments thereto and, if applicable, all related trust documents and funding instruments (including, without limitation, all insurance contracts);

(ii) a complete description of each material Benefit Plan which is not in writing;

(iii) the three most recent annual reports on Form 5500, filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required under ERISA or the Code);

(iv) the most recent summary plan description for each Benefit Plan, together with the summaries of material modifications thereto, if any, required under ERISA;

(v) all material correspondence, if any, sent to or received from any governmental agency in the last three years relating to a material Benefit Plan; and

(vi) the most recent Internal Revenue Service determination letter (or other ruling or opinion letter indicating its tax-qualified status) for each Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or 501(c)(9) of the Code.

(b) Each Benefit Plan (and each related trust, insurance Contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other Laws. Each Benefit Plan that is intended to satisfy Section 401 of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Seller’s Knowledge, no condition exists that could be reasonably expected to result in the revocation of any such letter. Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code since January 1, 2005 or the date it was established, if later.

(c) All premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers, or payments required to be made to or under the Benefit Plans will have been paid, made, or accrued and are reflected in the most recent Financial Statements for all services on or prior to the Balance Sheet Date.

(d) No Benefit Plan is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code nor has any of the Companies or any ERISA Affiliate contributed to, or had an obligation to contribute to, within six years prior to the Closing Date, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or has ever been covered by Title IV of ERISA or subject to Section 412 of the Code.

(e) No Benefit Plan is or has ever been a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA nor has any of the Companies or any ERISA Affiliate contributed to, or had an obligation to contribute to, within six years prior to the Closing Date, any “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

(f) No Benefit Plan provides, or reflects or represents any liability of Sellers or the Companies to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or other applicable Laws. Sellers have never represented, promised or contracted (whether in oral or written form) to provide retiree life insurance, retiree health or other retiree employee welfare benefit to any Person, except to the extent required by COBRA or similar provisions of applicable Laws.

(g) No event has occurred and no condition exists with respect to the Benefit Plans that could subject any of the Companies, any Benefit Plan, or the Buyer to any Tax, fine, penalty or Liability under applicable Laws. Other than routine claims for benefits, there are no proceedings pending against a Benefit Plan or against the assets of a Benefit Plan, and to the Knowledge of Sellers, (i) no such proceeding has been threatened orally or in writing, and (ii) no event has occurred and no circumstances exist that may give rise to or serve as a basis for the commencement of any such proceeding.

(h) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will;

(i) result in any payment to be made by any of the Companies, including severance, unemployment compensation, golden parachute (as defined in Section 280(g) of the Code) or otherwise, becoming due to any employee, director or consultant of the Companies, or

(ii) increase any benefits or accelerate vesting otherwise provided under any Benefit Plan.

3.22 Intellectual Property. Set forth on Schedule 3.22 is a list of all U.S. and foreign patents and pending patent applications, registered trademarks, pending trademark applications, material unregistered marks, registered copyrights or applications for copyright registration and registered domain names (or applications therefor) owned by a Company (including the jurisdiction in which such registration issued or application was filed and the applicable registration or serial number, filing date and the current status of each such application). Each such registration or issuance is valid and subsisting and is not subject to any outstanding order. No Claim or Proceeding is pending or, to Seller’s Knowledge, threatened, which challenges the legality, validity, enforceability, use or ownership of such item. The Companies own, free and clear of any Liens (other than Permitted Liens), or has the license or right to use, all material Intellectual Property currently used or necessary to conduct its business as presently conducted. Except as set forth on Schedule 3.22, no Company has granted any license or any rights in any material Intellectual Property to any Person.

3.23 Transactions with Affiliates. Except as set forth on Schedule 3.23 and except for ordinary compensation paid or payable in the ordinary course of business and consistent with past practices to senior management (and phantom equity obligations owing to employees), no Company is owed any amount from, owes any amount to, guarantees any amount owed by, has any Contracts with or has any commitments to any other Company, Affiliate, officer or director of a Company or any member of a family group of any of the foregoing; provided, however, that the foregoing does not include amounts owed by United Holdings to any of its Subsidiaries or amounts owed by any of the Subsidiaries to United Holdings or another Subsidiary. Except as set forth in Schedule 3.23, no officer, director or any Affiliate of a Company (except in his or her capacity as such) has any direct or indirect interest in (a) any property or Assets of a Company (except as an equity interest holder), or (b) any Person (other than the Company) which is a party to any Contract with such Company, other than the ownership of less than 10% of the equity securities of any entity publicly traded on any established securities exchange or quotation system.

3.24 Bank Accounts. Schedule 3.24 sets forth a list of the names and locations of banks, trust companies and other financial institutions at which each Company maintains accounts of any nature or safe deposit boxes and lists the persons who are authorized to sign for or draw upon such accounts.

3.25 Broker’s Commissions. Except for the fee payable by the United Holdings to Tudor, Pickering, Holt & Co., neither Seller nor any Company has, directly or indirectly, entered into any Contract with any Person that would obligate a Company or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

3.26 Phantom Equity Plan. Neither Company nor Buyer has any liability pursuant to that certain United Engines Holding Company, LLC Phantom Equity Plan (the “Phantom Equity Plan”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization. Buyer is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

4.3 No Conflicts. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement does not and will not:

(a) violate or result in a breach of its Charter Documents;

(b) violate or result in a default under any material Contract to which Buyer is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c) assuming the HSR Approval, if required, has been received (i) violate or result in a breach of any Law applicable to Buyer, except as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Buyer, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

4.4 Legal Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to Buyer’s knowledge, threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates.

4.6 Broker’s Commissions. Buyer has not, directly or indirectly, entered into any Contract with any Person that would obligate Buyer or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

4.7 Acquisition as Investment. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made its own analysis of the Company Interests, the Companies and their Assets for the purpose of acquiring the Company Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Company Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Company Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

4.8 Financial Resources. Buyer has Cash on hand or credit available, and will have Cash on hand at the Closing, to enable it (a) to pay the Purchase Price and (b) to otherwise perform its obligations under this Agreement.

4.9 Opportunity for Independent Investigation. Buyer is an experienced and knowledgeable investor in the United States. Buyer has conducted its own independent review and analysis of the business, operations, Assets, liabilities, results of operations, financial condition, technology and prospects of the Companies and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Companies for such purpose. In entering into this Agreement, Buyer has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Companies and the business conducted by the Companies (such investigation and analysis having been performed by Buyer), and Buyer:

(a) acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether oral or written, express or implied, made by the Seller, the Companies or any of their Representatives, Affiliates or agents that are not expressly set forth in this Agreement;

(b) acknowledges that, except as expressly provided herein, the Seller, the Companies and their Representatives, Affiliates and agents do not make and have not made any representations or warranties of any kind, express or implied, written or oral, as to compliance with applicable Law, and/or any requirements for alterations or improvements to comply with applicable Law, including any representations or warranties pertaining to zoning, environmental or other Law; the physical equipment and fixtures on the Real Property comprising or associated with the Companies, or any other aspect of the economic operations on such Real Property; the conditions of the soils, water or groundwater of, or in the vicinity of, such Real Property; or any other matter bearing on the use, value or condition of the Assets of the Companies;

(c) acknowledges and agrees that none of the Seller, the Companies or any of their Representatives, Affiliates or agents makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Representatives, Affiliates or agents, including any information, document, or material provided or made available, or statements made, to Buyer (including its Representatives, Affiliates and agents) during site or office visits, in any “data rooms”, management presentations or supplemental due diligence information provided to Buyer (including its Representatives, Affiliates and agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(d) acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates, and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is aware of such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(e) agrees, to the fullest extent permitted by Law, that none of the Seller, the Companies (except as expressly provided herein) or any of their Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Buyer or its Representatives, Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to Buyer, or from Buyer’s use of, any Due Diligence Information or otherwise relating to the sales process.

provided, however, that notwithstanding any other provision of this Agreement, nothing in this Section 4.9 shall limit Buyer’s ability to establish a claim for actual fraud with respect to any written information provided to the Buyer in the data room (other than documents containing projections or other forward looking statements, as to which Buyer agrees that it shall have no right to bring any claims whatsoever). The term ‘actual fraud’ when used in this Agreement shall not include reckless misstatements. In the event Buyer brings a claim for actual fraud pursuant to this Agreement, then the Buyer (if it fails to prevail) or the Seller (if Buyer prevails) shall be liable for and shall promptly reimburse the other Party for all of such other Party’s costs and expenses (including attorneys and experts fees, costs of discovery and other associated costs and expenses) with respect to such claim. For the purposes of this Section 4.9, the Parties agree that Buyer shall be deemed to have prevailed in such claim if there is a finding of actual fraud and that Seller shall be deemed to have prevailed if there is no finding of actual fraud.

ARTICLE V

COVENANTS

5.1 Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):

(a) Each of Seller and Buyer shall (and each shall cause its respective applicable Affiliates to) use commercially reasonable efforts to obtain as promptly as practicable all Seller Approvals and Company Consents applicable to such Person, and all other material consents and approvals that any of Seller, Buyer or their respective Affiliates are required to obtain in order for such Person to consummate the transactions contemplated hereby; provided that for purposes of clarification, the obtaining of such consents and approvals shall not be a condition to Closing except to the extent expressly set forth in Section 6.5 or Section 7.5, as applicable.

(b) In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement.

(c) Each of Seller and Buyer shall provide prompt notification to the other when it becomes aware that any consent or approval referred to in this Section 5.1 is obtained, taken, made, given or denied, as applicable.

(d) In furtherance of the foregoing covenants:

(i) Each of Buyer and Seller shall submit as soon as practicable, but in no event later than ten Business Days after the execution hereof, filings under the HSR Act. The Persons making such filings shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(ii) Buyer and Seller shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 5.1.

(iii) Buyer shall cooperate in good faith with the Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided, however, that neither Buyer nor any of its Affiliates shall be required to proffer or consent to a governmental order providing for the sale or other disposition, or the holding separate, of any Assets, categories of Assets or lines of business, of the Buyer or its Affiliates (including the Business and Assets of the Companies). The Parties expressly acknowledge and agree that the entry by any Governmental Authority in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby, but requiring any of the Assets or lines of business of Buyer or its Affiliates to be held separate or sold or disposed of thereafter (including the Business and Assets of the Companies), shall be deemed a failure to satisfy the conditions specified in Article VI or Article VII.

5.2 Access of Buyer.

(a) During the Interim Period, Seller will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Assets of the Companies and the officers and employees of Seller and its Affiliates who have significant responsibility for the Assets of the Companies, but only to the extent that such access (i) does not unreasonably interfere with the business of Seller or its Affiliates or the safe commercial operations of the Assets of the Companies and (ii) is reasonably related to Buyer’s obligations and rights hereunder; provided, however, that (A) Seller shall have the right to have a Representative present for any communication with employees or officers of Seller or its Affiliates and (B) Buyer shall and shall cause its Representatives to observe and comply with all health, safety and security requirements of each of the Companies. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement, provided, however, if the Confidentiality Agreement was executed by an Affiliate of Buyer, then Buyer hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement.

(b) Buyer understands that Seller has had discussions with its management and employees regarding the sales process and strategy, including preparation and negotiation of this Agreement, the Schedules hereto and the other documents contemplated herein, and that Buyer shall not have access to any information surrounding such discussions, including any internal drafts of this Agreement, information regarding any other bids for the Companies or the bid process as a whole and Buyer hereby agrees that it shall not have any rights to any such information and shall not request any of the Companies, their management or their employees to provide to it any such information, and further agrees that if it is provided or encounters any such information, that it will not use it in any disputes with Seller.

(c) Notwithstanding anything to the contrary in this Section 5.2, Buyer shall have no right of access to, and neither Seller nor any of its Affiliates shall have any obligation to provide any information the disclosure of which (1) could reasonably be expected to jeopardize any privilege available to Seller or its Affiliates, (2) would cause Seller or its Affiliates to breach a confidentiality obligation, or (3) would result in a violation of Law.

(d) Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their respective Representatives for any and all liabilities, losses, costs or expenses incurred by Seller, its Affiliates or their respective Representatives arising out of the access rights under this Section 5.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Real Property.

5.3 Certain Restrictions. Except as required or permitted hereby, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise set forth in Schedule 5.3, during the Interim Period, Seller will cause the Companies to operate in the ordinary course of business. Without limiting the foregoing, except as otherwise required or permitted hereby or required by the terms of any permit or any Material Contract or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that none of this Section 5.3 shall apply to Contracts for which neither a Company nor any of the Assets of the Companies will be bound or have liability after Closing, or services terminated pursuant to Section 5.5), Seller will cause the Companies not to undertake any of the following without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) create any Lien (other than a Permitted Lien) against any of the Assets of the Companies;

(b) grant any material waiver of any material term under, or give any material consent with respect to, any Material Contract other than in the ordinary course of business;

(c) sell, transfer, convey or otherwise dispose of any material Assets of the Companies other than the sale of inventory in the ordinary course of business;

(d) except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business or a Company;

(e) fail to maintain its limited liability company, partnership or corporate existence, as applicable, or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;

(f) issue or sell any Equity Interests in a Company;

(g) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;

(h) purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

(i) enter into, terminate or materially amend any Contract involving total consideration throughout its term in excess of $500,000 (other than any Contract (i) that will be performed prior to Closing, (ii) is described on Schedule 5.3, or (iii) is entered into, terminated or amended in the ordinary course of business);

(j) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a federal, state or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any Claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(k) amend or materially modify its Charter Documents in a manner that would have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; or

(l) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, Seller may permit the Companies to take commercially reasonable actions with respect to (i) emergency situations or (ii) regulatory requirements and/or other requirements of Law and Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business.

5.4 Employee and Benefit Matters.

(a) To the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation”) arise with respect to any loss of employment by any employee of any Company, whether on or after Closing, as a result of the transactions contemplated by this Agreement, or as a result of any decision or event after the Closing, Buyer shall be solely responsible for such WARN Obligation.

(b) During the period from the date of this Agreement to the Closing Date, except as otherwise permitted under this Agreement, the Companies will not enter into any additional Contracts with employees, directors or consultants of the Companies that will create any obligation to Buyer or the Companies after the Closing Date, or make or agree to make any material changes to any existing Contracts or agreements with employees, directors or consultants of the Companies without Buyer’s prior written consent; provided, however, that the foregoing shall not prohibit increases in compensation to employees in the ordinary course of business consistent with past practices.

5.5 Resignation and Removal. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, Seller may (though it need not do so, except as provided in Section 2.4(c)) cause or accept the resignation or removal of any manager, partner, officer and/or director, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee relating to the Assets of the Companies established under the Companies’ Charter Documents.

5.6 Indebtedness, Distributions. Notwithstanding anything in this Agreement to the contrary:

(a) On the Closing Date, contemporaneously with Closing, Seller will or will cause the applicable Company to pay all Transaction Expenses;

(b) On the Closing Date, contemporaneously with Closing, Seller will or will cause the applicable Company to repay all indebtedness for borrowed money of such Company, including all amounts owing under the Credit Facilities;

(c) At or prior to Closing, Seller may cause any accounts payable and/or accounts receivable between a Company, on the one hand, and a Non-Company Affiliate, on the other hand, to be paid in full or otherwise released; and

(d) Seller shall have the right to cause the Companies to pay Cash dividends, and/or make Cash distributions to Seller or its Affiliates at any time prior to the close of business on the Business Day immediately preceding the Closing Date.

5.7 Tax Matters.

(a) With respect to any Tax Return that is required to be filed by a Company after the Closing Date with respect to a Pre-Closing Period, Seller shall prepare or cause to be prepared such Tax Return. With respect to any Tax Return that is required to be filed by a Company after the Closing Date with respect to a Straddle Period, Buyer shall prepare or cause to be prepared such Tax Return. Not later than 30 days prior to the due date (including extensions) of each Tax Return for a Pre-Closing Period or for a Straddle Period, the Party responsible for preparing such Tax Return shall deliver a copy of such Tax Return to the other Party for its review and reasonable comment. The Party responsible for preparing such Tax Return shall consider in good faith any such comments received from the other Party not less than 15 days prior to the due date (including extensions) for filing such Tax Return and shall deliver a final copy of such Tax Return to such other Party not less than ten days prior to such due date. Buyer shall cause each such Tax Return to be timely filed and shall timely pay the Taxes shown due thereon. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. For the avoidance of doubt, Seller shall have sole responsibility for any consolidated, combined or unitary Tax Returns that Seller (or one of its Affiliates other than a Company) is obligated to file and that include any of the Companies for a taxable period that includes the Closing Date, and such Tax Returns shall not be subject to the procedures described in this Section 5.7.

(b) In the case of Taxes of any Company with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income, sales, revenue, production, receipts or similar items, or other Taxes not described in Section 5.7(b)(ii) or Section 5.7(b)(iii) or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable years of the Companies ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period;

(ii) in the case of any liability for any real property, personal property, ad valorem and similar Taxes and Taxes that are otherwise imposed on a periodic basis with respect to the assets of any of the Companies, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(iii) For purposes of the Texas franchise Tax, (A) the entire amount of the Texas franchise Tax imposed on the Companies for any privilege period beginning before January 1, 2012, whether based on taxable capital, earned surplus, or taxable margin, and (B) for the privilege period beginning on or after January 1, 2012, the amount that would be owed if the Companies filed, as a combined group, a final franchise tax report in accordance with Section 171.0011 of the Texas franchise Tax that is based on the business activity of the Companies computed on the period beginning on the day after the last day for which a Texas franchise Tax was computed on a previous report under Chapter 171 of the Texas franchise Tax that included the Companies and ending on the Closing Date.

(c) After Closing, Buyer shall grant or cause the Companies to grant to Seller (or its designees) access at all reasonable times to all of the records relating to the Companies (and to the employees of the Companies for explanation thereof), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund Claims and to conduct negotiations with Taxing Authorities.

(d) Unless required by applicable Laws, no amended Tax Return with respect to a Pre-Closing Period or Straddle Period shall be filed by or on behalf of any Company without the prior written consent of Seller if such amended Tax Return would increase the obligations of Seller pursuant to Article IX or decrease the amount owed to Seller pursuant to Section 5.7(e).

(e) The amount of any refunds of Taxes of the Companies for any Pre-Closing Period shall be for the account of Seller. The amount of any refunds of Taxes of the Companies for any Tax period beginning after the Closing Date shall be for the account of Buyer. The amount of any refund of Taxes of the Companies for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 5.7(b). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 5.7(e) the amount of such refund within 30 days after such refund is received, net any costs or expenses incurred by such Party or its Affiliates in procuring such refund.

5.8 Public Announcements. The Parties will consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner and content of disclosure.

5.9 Updating. From time to time prior to the Closing, Seller may at its option supplement or amend and deliver updates to the Schedules to complete or correct any information in such Schedules or in any representation or warranty in Article III with regard to events, circumstances or matters that arose or occurred after the date of this Agreement. Any such update made pursuant to this Section 5.9 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement, provided that any such update shall be disregarded for purposes of the conditions to closing set forth in Article VI. Notwithstanding the foregoing, for purposes of the indemnity obligations of Seller in this Agreement, the Schedules shall be deemed to include all information contained in any supplement, amendment or update thereto.

5.10 Escrow Funds. The Buyer is entitled to all or a portion of the Working Capital Escrowed Cash to the extent of any obligations of the Seller under Section 2.6 and the Indemnity Escrowed Cash to the extent of any obligations of the Seller under Section 9.2. To the extent funds are due to Buyer, Buyer and Seller shall jointly instruct the Working Capital Escrow Agent and the Indemnity Escrow Agent, respectively, to release such funds to Buyer that are specified with reasonable detail by the Seller. In the event there is a dispute regarding the amount of funds to be released from the Working Capital Escrow Account or the Indemnity Escrow Account, only that portion of the funds in dispute shall be held back and not released until resolution of the dispute. If any Indemnity Escrowed Cash (or interest thereon) remains in the Indemnity Escrow Account on April 15, 2012 and there is no indemnity Claim of the Buyer then still unresolved (or otherwise once all such Claims are resolved), the Parties shall execute and deliver to the Indemnity Escrow Agent joint written instructions promptly to deliver all such amounts by wire transfer of immediately available funds to Seller. If any Working Capital Escrowed Cash (or interest thereon) remains in the Working Capital Escrow Account on the date that such Working Capital Adjustment is resolved and there is no Working Capital Adjustment payable to Buyer, the Parties shall execute and deliver to the Working Capital Escrow Agent joint written instructions promptly to deliver all such amounts by wire transfer of immediately available funds to Seller.

5.11 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the applicable Companies to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. The Parties agree that they will use their respective commercially reasonable efforts to cause the Working Capital Escrow Agent and the Indemnity Escrow Agent, respectively, to return at the Closing a duly executed counterpart executed by each such Escrow Agent to the Working Capital Escrow Agreement and Indemnity Escrow Agreement, as applicable.

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

6.1 Representations and Warranties. The representations and warranties made by Seller in Article III (a) shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, such representations and warranties shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) as of such earlier date. For the avoidance of doubt, the foregoing reference to “in all material respects” shall not mean a Material Adverse Effect.

6.2 Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

6.3 Officer’s Certificate. Seller shall have delivered to Buyer at the Closing an officer’s certificate, dated as of the Closing Date, as to the matters set forth in Sections 6.1 and 6.2.

6.4 Orders and Laws. There shall not be any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

6.5 Consents and Approvals. HSR Approval and the Company Consents listed on Schedule 6.5 shall have been duly obtained, made or given and shall be in full force and effect; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

6.6 Minority Interests. United Holdings or one of the Companies shall have acquired all partnership interests in Thermo King of Houston, LP (free and clear of all Liens), owned by any Person other than the Companies.

6.7 Purchase Orders. The aggregate value of the orders for sale of goods or services by the Companies outstanding on the Closing Date shall be greater than $226,685,912; provided, however, that for purposes of determining such aggregate value on the Closing Date, such amount shall (a) be updated for new orders greater than $500,000 obtained and not revoked after the date hereof and (b) include the portion of any order listed on Schedule 3.19(a) or any such new order for the sale of goods or services by the Companies that has been fulfilled.

6.8 Lien Releases. Seller shall have obtained and delivered to Buyer at the Closing lien releases and other documentation terminating the liens set forth as items 1 through 15 on Schedule 1.1-PL and the liens listed on Schedule 3.4 under “Liens on Equity Interests Issued by Subsidiaries” (or evidence reasonably satisfactory to Buyer that such liens have been terminated).

ARTICLE VII

SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

7.1 Representations and Warranties. The representations and warranties made by Buyer in Article IV (a) shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, such representations and warranties shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification) as of such earlier date. For the avoidance of doubt, the foregoing reference to “in all material respects” shall not mean a material adverse effect.

7.2 Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

7.3 Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

7.4 Orders and Laws. There shall not be any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.5 Consents and Approvals. HSR Approval shall have been duly obtained, made or given and shall be in full force and effect, if applicable; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

ARTICLE VIII

TERMINATION

8.1 Right of Termination. Prior to Closing, this Agreement may be terminated:

(a) Upon mutual written consent by the Parties;

(b) By Seller or Buyer if the Closing has not occurred before 120 days after the date hereof (the “Outside Date”);

(c) By Seller or Buyer if consummation of the Transactions is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order;

(d) By Seller if satisfaction of any of the conditions in Article VII on or prior to the Outside Date is or becomes impossible (other than through failure of Seller to comply with its obligations under this Agreement);

(e) By Buyer if satisfaction of any of the conditions in Article VI on or prior to the Outside Date is or becomes impossible (other than through failure of Buyer to comply with its obligations under this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations and liabilities of the Parties under this Agreement shall terminate and become void; provided, however that (a) nothing herein shall relieve any Party from liability for any breach of any representation, warranty, covenant or agreement in this Agreement prior to the date of termination and (b) the terms of Sections 5.2(b), 5.8, 8.2 and Article X (other than Section 10.13) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX

LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

9.1 Survival of Representations and Warranties. The representations and warranties of the Seller and Buyer set forth in this Agreement and the right of an indemnified Person to assert any Claim for indemnification related thereto shall survive the Closing until 5:00 p.m. on the one year anniversary of the Closing Date (the “Base Survival Period”), after which date and time no Claims for indemnification may be asserted, regardless of when such right arose; provided, however, that:

(a) the Excluded Representations and representations and warranties set forth in Sections 3.16 (Environmental Matters), 3.17 (Taxes), 3.21 (Employee Benefits) and 3.26 (Phantom Equity Plan) shall survive the Closing until the end of the Earnout Period;

(b) any Claim that was made prior to the expiration of the survival period specified herein for any representation, warranty, covenant, agreement, right or obligation that gave rise to such Claim shall survive until such Claim is finally paid or adjudicated.

9.2 Indemnification of Buyer by Seller. Subject to the limitations on recourse and recovery set forth in this Article IX, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer from and against any and all Losses imposed upon or incurred after the Closing by Buyer, any of the Companies, or any of their respective officers, managers, partners, directors, Affiliates, employees or agents in connection with, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.4;

(b) any nonfulfillment or breach by Seller of any covenant or agreement made by Seller under this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.4; and

(c) any Seller Taxes.

9.3 Indemnification of Seller by Buyer. Subject to the limitations on recourse and recovery set forth in this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller from and against any and all Losses imposed upon or incurred after the Closing by Seller or any of its respective officers, managers, partners, directors, Affiliates, employees or agents in connection with, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.5;

(b) any nonfulfillment or breach by Buyer of any covenant or agreement made by Buyer under this Agreement or in any certificate, document or agreement delivered pursuant to Section 2.5; and

(c) any and all liabilities of the Companies (except to the extent Seller as of such time has an indemnity obligation to Buyer with respect thereto).

9.4 Limitations.

(a) If any Claim for indemnification by Buyer or Seller relating to any single event or series of related events that are indemnifiable under Sections 9.2 and 9.3 results in aggregate Losses (subject to Section 9.3(a)) that do not exceed $50,000, then such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article IX.

(b) Buyer and Seller shall be entitled to be indemnified pursuant to Sections 9.2 and 9.3 for Losses (subject to Section 9.4(a)) only if and to the extent that the aggregate amount of all such Losses exceeds 1% of the Base Purchase Price (the “Deductible”), subject to the other limitations on recovery and recourse set forth in this Agreement.

(c) No indemnifying Person shall be liable for any Losses that are indemnifiable under Sections 9.2 or 9.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 p.m. on the final date pursuant to Section 9.1, if any, to assert a Claim for indemnification on the basis asserted in such written demand.

(d) Notwithstanding anything to contrary contained in this Agreement, to the extent Buyer is entitled to indemnification pursuant to Section 9.2, Buyer’s sole recourse shall be to the Indemnity Escrowed Cash; provided, however, that the Buyer may also have recourse by set-off against the Earnout Amount, if any, as provided in Section 9.12, with respect to (i) indemnification due to Buyer as a result of the inaccuracy or breach of the Excluded Representations, the representations and warranties set forth in Sections 3.16 (Environmental Matters), 3.17 (Taxes), 3.21 (Employee Benefits) and 3.26 (Phantom Equity Plan), and (ii) any amounts for which Buyer was entitled to indemnification from Seller under Section 9.2 and with respect to which a Claim was asserted prior to the expiration of the representation, warranty, covenant, or agreement under Section 9.1, but which was not fully paid from the Indemnity Escrow Cash.

(e) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through the Working Capital Adjustment or insurance recovery, such Party shall not have a separate right to indemnification such matter.

(f) Notwithstanding anything to the contrary contained in this Agreement, the limitations imposed by Sections 9.4(a) or 9.4(b) shall not apply to indemnification Claims with respect to Excluded Representations, Seller Taxes or the Phantom Equity Plan.

(g) In the event that, following the Closing, Buyer or a Company actually recovers amounts from a third party (including an insurer) with respect to a Claim for which Buyer or the Company have already received an indemnification payment (either from the Indemnity Escrow Account or by set off against the Earnout Amount), then Buyer or such Company, as applicable, will promptly (i) return to the Indemnity Escrow Account the amount it received from it with respect to such Claim if the Base Survival Period has not expired at such time, (ii) credit to the Earnout Amount the amount set off with respect to such Claim if the

Earnout Amount has not been paid to the Seller at such time, and (iii) pay to the Seller the remaining amount it received or set off against Buyer’s obligation to pay the Earnout Amount with respect to such Claim.

(h) For the purpose of determining the amount or value of a Claim for which indemnification is available under this Article IX, any references or qualifications in the underlying representation, warranty, covenant, or agreement with respect to materiality (including Material Adverse Effect) shall be disregarded.

9.5 Claims Procedures.

(a) Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claims Notice”) to the relevant indemnifying Person, provided that in any event, such indemnified Person shall give the Claims Notice to the indemnifying Person no later than the later of (i) 30 days after becoming aware of such Asserted Liability or (ii) 10 days after the filing of the next Quarterly Report on Form 10-Q or Annual Report on Form 10-K of Kirby Corporation that is filed after Buyer becomes aware of such Asserted Liability. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b) As to an Asserted Liability arising from a third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 9.5, entitled to assume control of and appoint lead counsel for such defense; provided, however, that the indemnifying Person shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the indemnified Person which, if successful, would materially adversely affect the Business, operations, Assets, or financial condition of the indemnified Person, or (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both indemnified Persons and the indemnifying Person and the former shall have been advised in writing by counsel (with a copy to the indemnifying Person) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to indemnifying Persons; provided, further, however, that to exercise such rights the indemnifying Person must give notice to the indemnified Person within 90 days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense. If the indemnifying Person does not give such notice within such 90-day period, then the indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the indemnifying Person, subject to the limitations of liability and other limits set forth in Section 9.3(a).

(c) If the indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 9.5, (i) the indemnifying

Person shall obtain the prior written consent of the indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the indemnified Person and, if applicable, any of the affected Companies, from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes any non-monetary, injunctive or other equitable relief against the indemnified Person or, if applicable, any Company and (ii) the indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(d) If the indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 9.5, (i) the indemnified Person shall obtain the prior written consent of the indemnifying Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability and (ii) the indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(e) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability arising from a third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

9.6 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY INTERESTS, THE ASSETS OF THE COMPANIES, THE COMPANIES OR ANY OF THE ASSETS OF THE COMPANIES, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III.

(b) EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III, SELLER’S INTERESTS IN THE COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES AND THEIR ASSETS.

9.7 Waiver of Remedies.

(a) The Parties hereby agree that no Party shall have any liability, and neither Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided herein.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE COMPANIES, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, (“NON-REIMBURSABLE DAMAGES”) PROVIDED HOWEVER, THAT THE TERM “NON-REIMBURSABLE DAMAGES” SHALL NOT INCLUDE, AND THIS SECTION 9.7(b) SHALL NOT LIMIT AN INDEMNIFIED PERSON’S RIGHT TO INDEMNIFICATION WITH RESPECT TO, ANY SUCH DAMAGES ACTUALLY INCURRED BY SUCH INDEMNIFIED PERSON IN CONNECTION WITH A THIRD PARTY CLAIM.

9.8 Access to Information. After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Companies to grant to Seller (or its designee), access at all reasonable times to all of the records relating to the Companies in its possession or the possession of the Companies, and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement. Buyer shall maintain, and shall cause the Companies to maintain, such records until the seventh anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have records available with respect to Tax matters), or if any of the records pertain to any Claim or Dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the records designated by Seller or its Representatives until such Claim or Dispute is finally resolved and the time for all appeals has been exhausted.

9.9 Dispute Resolution and Arbitration.

(a) In the event of any dispute, controversy or Claim among the Parties, or any of them, arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between senior management of the Parties. The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner.

The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

(b) If such consultations do not result in a resolution of the Dispute within 30 Business Days after written notice by a Party to the other Parties describing the Dispute and requesting friendly consultation, then the Dispute may be submitted by any Party to binding arbitration pursuant to the terms of this Section 9.9, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Parties; provided, however, that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations or Section 9.1.

(c) Any Dispute shall be settled exclusively and finally by binding arbitration in accordance with the provisions of this Section 9.9.

9.10 Arbitration Procedures.

(a) Any Party electing to arbitrate a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration. Each Party receiving such notice shall, within 10 Business Days thereafter, by return written notice to all Parties, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator. One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted by all Parties or if the receiving Party fails to nominate an arbitrator within the required 10 Business Day period. If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three arbitrators, with one arbitrator being selected by Seller and one arbitrator being selected by Buyer, within five Business Days after the expiration of the 10 Business Day period reference above, and the two selected arbitrators choosing a third arbitrator, which third arbitrator must be a Person with the requisite knowledge and experience to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any Affiliate of any Party, either presently or at any time during the previous two years. In the event the arbitrators fail to appoint the third arbitrator within 30 days after they have accepted their appointment, the third arbitrator (meeting the qualifications specified in the preceding sentence) shall be appointed by the Houston office of the American Arbitration Association. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United Stated Code). If there is an inconsistency between this Section 9.10 and the Commercial Arbitration Rules or the Federal Arbitration Act, the provisions of this Section 9.10 shall prevail.

(b) Within 10 Business Days after the selection of the arbitrator(s), each Party shall submit to the arbitrator(s) such Party’s proposal for resolution of the Dispute, which such proposal shall not conflict with the terms and conditions of this Agreement, together with the supporting data, if any, that was used to determine such proposal. Within 30 days after the proposals are submitted, the arbitrator(s) shall hold a hearing during which the Parties may present evidence in support of their respective proposals. The arbitrator(s) (by majority rule if there are three arbitrators) will determine the outcome of the Dispute. The cost of the arbitration shall be split between the Parties equally and each Party shall pay for one half of the costs.

(c) The place of arbitration shall be Houston, Texas, unless in any particular case the Parties agree upon a different venue.

(d) The arbitrator(s) shall have no right or authority to grant or award Non-Reimbursable Damages.

(e) Any decision of the arbitrator(s) pursuant to this Section 9.10 shall be final and binding upon the Parties. The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their Assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof. The Parties expressly submit to the jurisdiction of any such court. The Parties hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

(f) When any Dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights and fulfill their respective obligations under this Agreement. While any friendly consultations or arbitration is pending, no Party shall exercise any other remedies hereunder arising by virtue of the matters in Dispute.

9.11 Determination of Amount of Damages; Mitigation. The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the indemnified Person and shall be reduced by any insurance proceeds or other payment or monetary recoupment actually received by the indemnified Person as a result of the events giving rise to the claim for indemnification. Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Losses, provided that in the event that Buyer is the indemnified Person, Buyer shall promptly notify Seller of any efforts to mitigate. Notwithstanding the foregoing, neither the Buyer nor any Company shall be required to pursue any claims against any customer of any Company or against any employees of any Company; provided, however, that, to the extent neither Buyer nor the Company choose to pursue any such claim, Seller shall have full rights of substitution and subrogation to pursue any such claims against such customers and/or employees with the same rights as if they were Buyer and Buyer shall (and shall cause the Companies to) execute powers of attorney, assignments or such other documents as reasonably requested to permit Seller to exercise such rights.

9.12 Set Off. In addition to any right that a Buyer Indemnified Party may have to seek payment for amounts owed to it under this Article IX from the Indemnity Escrow Account, Buyer may, to the extent provided in this Agreement, set off any amount to which it or any Buyer Indemnified Party may be entitled under this Article IX against the Earnout Amount otherwise payable to Seller under this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including facsimile or delivery of a document in PDF), by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

United Engines Holding Company, LLC

c/o GSO Capital Partners

11 Greenway Plaza, Suite 3050

Houston, TX 77046

Attn: Dan Westcott

Facsimile No.: (713) 358-1401

Email: Dan.Westcott@gsocap.com

With a copy (which shall not constitute notice) to:

GSO Capital Partners

280 Park Avenue

New York, NY 10017

Attn: Marisa Beeney

Facsimile No.:

Email Address: marisa.beeney@gsocap.com

and

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002-1650

Attn: Cliff W. Vrielink

Facsimile No.: (713) 615-5217

Email: cvrielink@velaw.com

If to Buyer, to:

Kirby Corporation

55 Waugh Drive, Suite 1000

Houston, TX 77007

P.O. Box 1537

Houston, TX 77251-1537

Attn: Vice President - Legal

Facsimile No.: (713) 435-1408

Email: Amy.Husted@kirbycorp.com

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue

Suite 2800

Dallas, TX 75201-2784

Attn: Thomas Adler

Facsimile No.: (214) 855-8200

Email: tadler@fulbright.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 10.1 shall be effective upon physical receipt. Notice given by facsimile or other electronic transmission pursuant to this Section 10.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day at the place of receipt.

10.2 Entire Agreement. Except for the Confidentiality Agreement and the Parent Guaranty, this Agreement supersedes all prior discussions and agreements between the Parties and/or their respective Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their respective Affiliates hereto with respect to the subject matter hereof.

10.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

10.4 Disclosure. Seller may, at its option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

10.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Seller and Buyer.

10.7 No Third Party Beneficiary. Except for the provisions of Section 5.2(d), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

10.8 Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 10.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

10.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.10 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.11 Exclusive Remedy. In the absence of actual fraud, should the Closing occur, the indemnification provisions in Article IX (including any right to set off as provided in Section 9.12) will be the sole and exclusive remedy and recourse for any breach of this Agreement by the Buyer or the Seller, except as expressly provided in this Agreement. In addition, any Party shall be entitled to seek specific performance against any other Party pursuant to Section 10.13.

10.12 Governing Law; Enforcement, Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM

BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ENFORCEMENT OF THE AGREEMENT TO ARBITRATE IN SECTIONS 9.9 AND 9.10 AND ANY ARBITRATION AWARD, BUT WITHOUT PREJUDICE TO THE TERMS OF SECTIONS 9.9 AND 9.10, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

10.13 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the earlier of valid termination of this Agreement pursuant to Article VIII and Closing) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

UNITED ENGINES HOLDING COMPANY, LLC

By:	/s/ Bill F. Moore
Name:	Bill F. Moore
Title:	President

BUYER:

KIRBY ENGINE SYSTEMS, INC.

By:	/s/ Joseph H. Pyne
Name:	Joseph H. Pyne
Title:	Executive Vice President

SIGNATURE PAGE

PURCHASE AND SALE AGREEMENT

EXHIBIT A

COMPANY ASSIGNMENT AGREEMENT

This Company Assignment Agreement (this “Assignment”) is made and entered into this      day of                     , 2011 (the “Effective Date”), by and between United Engines Holding Company, LLC, a Delaware limited liability company (the “Assignor”), and Kirby Engine Systems, Inc., a Delaware corporation (the “Assignee”). Each of Assignor and Assignee are referred to collectively herein as the “Parties” and individually as a “Party.”

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Purchase and Sale Agreement, of even date herewith, by and between the Assignor and the Assignee (the “Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, the Assignor owns 100% of the membership interests of United Holdings LLC, a Delaware limited liability company (the “Company”), which membership interests constitute all of the outstanding Equity Interests of the Company;

WHEREAS, effective as of the Effective Date, and subject to and in accordance with the terms of the Purchase Agreement, the Assignee purchased from the Assignor 100% of the membership interests of the Company (the “Acquired Interests”); and

WHEREAS, the Assignor desires to convey, transfer and assign the Acquired Interests to the Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties do hereby agree as follows:

1. Sale and Assignment. Effective as of the Effective Date, and subject to and in accordance with the terms of the Purchase Agreement, (i) the Assignor does hereby SELL, TRANSFER, ASSIGN, CONVEY AND DELIVER to Assignee, its successors and assigns, to have and to hold forever, and (ii) the Assignee does hereby receive, accept and assume, all of such Assignor’s right, title and interest in and to the Acquired Interests and any and all income, distributions, value, rights, benefits and privileges associated therewith or deriving therefrom.

2. Substitution as Member. From and after the Effective Date, the Assignee shall be substituted for the Assignor as a member of the Company with respect to the Acquired Interests and shall become the sole member of the Company. From and after the Effective Date, the Assignor hereby withdraws from the Company as a member, ceases to be a member of the Company and ceases to have or exercise any right or power as a member of the Company. The Parties agree that the assignment of the Acquired Interests, the admission of the Assignee as a substitute member of the Company and the resignation of the Assignor as a member of the Company shall not dissolve the Company and the business of the Company shall continue.

3. Consent to Assignment. By its signature hereto, the Assignor hereby consents to the assignment of the Acquired Interests by the Assignor to the Assignee and the admittance of the Assignee to the extent of such Acquired Interests as a substitute member of the Company. The Assignor hereby waives all provisions in the Charter Documents of the Company that would prohibit, delay, require notice of, grant rights in connection with, or require compliance with any other requirements in connection with, such assignment and admission.

4. Disclaimer of Warranties.

(a) THE ASSIGNOR IS CONVEYING THE ACQUIRED INTERESTS WITHOUT REPRESENTATION OR WARRANTY, EXCEPT AS PROVIDED IN THE PURCHASE AGREEMENT.

(b) The Assignor and the Assignee agree that the disclaimers contained in Section 4(a), herein, are “conspicuous” disclaimers. Any covenant implied by statute or Law by use of the words “grant,” “contribute,” “transfer,” “assign” or “convey” or any of them are hereby expressly disclaimed, waived, and negated.

(c) Notwithstanding anything in this Assignment to the contrary, nothing in this Assignment will inhibit, diminish, reduce, or impair the representations, warranties, covenants or agreements made by the Assignor in the Purchase Agreement or the Assignee’s remedies provided in the Purchase Agreement for breaches thereof.

5. General Provisions.

(a) Binding Effect. This Assignment will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

(b) Governing Law; Enforcement; Jury Trial Waiver. THIS ASSIGNMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ENFORCEMENT OF THE AGREEMENT TO ARBITRATE IN SECTION 5(c) AND ANY ARBITRATION AWARD, BUT WITHOUT PREJUDICE TO THE TERMS OF SECTION 5(c), EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

(c) Dispute Resolution and Arbitration. Any dispute, controversy or claim among the Parties arising out of or relating to this Assignment shall be considered a “Dispute” under the Purchase Agreement and shall therefore be subject to Section 9.9 and 9.10 thereunder.

2

(d) Amendment. This Assignment may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Assignor and Assignee.

(e) Further Assurances. At the request of any Party, the other Party will take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Assignment.

(f) Invalid Provisions. If any provision of this Assignment is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party under this Assignment will not be materially and adversely affected thereby, such provision shall be fully severable, this Assignment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Assignment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Assignment a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(g) No Third Party Beneficiary. The terms and provisions of this Assignment are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

(h) Counterparts; Facsimile. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

[Signature Page Follows]

3

IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date first above written.

ASSIGNOR:

UNITED ENGINES HOLDING COMPANY, LLC

By:
Name:
Title:

ASSIGNEE:

KIRBY ENGINE SYSTEMS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO

COMPANY ASSIGNMENT AGREEMENT

EXHIBIT B

ESCROW AGREEMENT

WHEREAS, UNITED ENGINES HOLDING COMPANY, LLC, a Delaware limited liability company (“United Engines”), and KIRBY ENGINE SYSTEMS, INC., a Delaware corporation (“Kirby”), have caused or will cause certain funds to be deposited in escrow with BOKF, NA dba BANK OF OKLAHOMA, a national banking corporation (“Escrow Agent”), on terms and conditions more particularly described herein (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the premises, the undersigned hereby agree as follows:

ARTICLE I

TERMS AND CONDITIONS

1.1 Establishment of Fund. The undersigned have caused or will cause to be deposited with the Escrow Agent the sum of $27,000,000 (such sum, or the balance thereof remaining from time to time being referred to herein as the “Fund”).

1.2 Treatment of Fund. The monies constituting the Fund shall be deposited in a segregated, interest-bearing account pursuant to the terms of this Escrow Agreement. Such account shall be styled                                                                                  , with federal tax identification no.                                         . The Fund is to be invested in U.S. treasuries or a money market account unless the Escrow Agent is provided with direction to invest the Fund in other eligible investments. Any interest or income earned on the Fund shall be reportable on Form 1099 by the Escrow Agent to tax identification number                      in the name of United Engines and such party agrees to provide Escrow Agent with a Form W-9.

1.3 Escrow Procedure and Payment Instruction. The Fund shall be held and disbursed in accordance with the terms of this Escrow Agreement as follows:

Upon receipt by the Escrow Agent of Exhibit A executed by United Engines and Kirby (the “Joint Notice”), the Escrow Agent is hereby authorized and directed to deliver the Escrow Fund only in accordance with the Joint Notice. A Joint Notice may be given by United Engines and Kirby in separate counterparts.

If there is any question as to any person’s entitlement to the Fund, the Escrow Agent shall continue to hold the Fund in accordance with the terms of this Escrow Agreement until (i) receipt of a Joint Notice or (ii) the question of any party’s entitlement to the Fund shall have been determined pursuant to a final non-appealable order or judgment of a court of competent jurisdiction. The prevailing party shall deliver to the Escrow Agent, with a copy to the other party, a certificate executed by an executive officer of such party stating that a non-appealable order of a court of competent jurisdiction determined or resolved a party’s entitlement to the Fund, along with a copy of such non-appealable order, and the Escrow Agent shall be entitled to rely and act upon presentment.

1.4 Termination. Upon delivery of the Fund by the Escrow Agent, this Escrow Agreement shall terminate, subject to Section 2.3.

ARTICLE II

PROVISIONS AS TO ESCROW AGENT

2.1. Limitation of Escrow Agent’s Capacity.

A. This Escrow Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the other parties hereto in connection with the subject matter of this escrow, and no other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with Escrow Agent or the Escrow Agent may have knowledge thereof, and Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement.

B. Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction or request furnished to it hereunder believed by it to be genuine and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be its duty to notify, any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited herewith.

2.2 Authority to Act.

A. Escrow Agent is hereby authorized and directed by the undersigned to deliver the subject matter of this Escrow Agreement only in accordance with the provisions of Article I of this Escrow Agreement.

B. Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

C. Escrow Agent may consult with legal counsel at the joint and several cost and expense of the undersigned (other than Escrow Agent) in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

D. In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of any agency of the United States or any political subdivision thereof, or of any agency of the State of Oklahoma or of any political subdivision thereof, and Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The right of Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

E. In the event that any controversy should arise among the parties with respect to the Escrow Agreement, or should the Escrow Agent resign and the parties fail to select another Escrow Agent to act in its stead, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties.

2.3 Compensation/Indemnification.

A. Escrow Agent shall be entitled to reasonable compensation as well as reimbursement for its reasonable costs (equal to $25.00 per check issued after the first 20 checks are issued) and expenses incurred in connection with the performance by it of service under this Escrow Agreement (including reasonable fees and expenses of Escrow Agent’s counsel) and the undersigned (other than Escrow Agent) agree to so pay Escrow Agent reasonable compensation and reimburse Escrow Agent for reasonable costs and expenses. The parties hereto agree that escrow fees shall be due and payable in the amount of $2,000 each year, and such fees will be deducted from the Fund upon the commencement of the escrow and on each anniversary, if any, of the date hereof. Any such fees due under this Escrow Agreement shall be paid out of the Fund.

B. The parties to this Escrow Agreement (other than Escrow Agent) hereby jointly and severally agree to indemnify and hold Escrow Agent, its affiliates and their officers, employees, successors, assigns, attorneys and agents (each an “Indemnified Party”) harmless from all losses, costs, claims, demands, expenses, damages, penalties and attorney’s fees suffered or incurred by any Indemnified Party or Escrow Agent as a result of anything which it may do or refrain from doing in connection with this Escrow Agreement or any litigation or cause of action arising from or in conjunction with this Escrow Agreement or involving the subject matter hereof or Escrow Funds or monies deposited hereunder or for any interest upon any such monies, including, without limitation, arising out of the negligence of Escrow Agent; provided that the foregoing indemnification shall not extend to the gross negligence or willful misconduct of Escrow Agent. This indemnity shall include, but not be limited to, all costs incurred in conjunction with any interpleader which the Escrow Agent may enter into regarding this Escrow Agreement.

2.4 Tax Reporting. All interest or other income earned under the Escrow Agreement shall be allocated to United Engines and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Fund by United Engines whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by United Engines with the IRS and any other taxing authority as required by law with respect to the Escrow Deposit or any income earned by the Fund. United Engines and Kirby further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Fund shall be paid by United Engines. In the absence of written direction from United Engines and Kirby, all proceeds of the Fund shall be retained in the Fund and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement. Escrow Agent shall withhold any taxes it deems to be required, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

2.5 Miscellaneous.

A. Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given Escrow Agent credit for the funds.

B. Escrow Agent may resign at any time by giving written notice to the parties hereto, whereupon the parties hereto will immediately appoint a successor Escrow Agent. Until a successor Escrow Agent has been named and accepts its appointment or until another disposition of the subject matter of this Escrow Agreement has been agreed upon by all parties hereto, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

C. All representations, covenants, and indemnifications contained in this Article II shall survive the termination of this Escrow Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1 Discharge of Escrow Agent. Upon the delivery of all of the subject matter or monies pursuant to the terms of this Escrow Agreement, the duties of Escrow Agent shall terminate and Escrow Agent shall be discharged from any further obligation hereunder.

3.2 Notice. Any payment, notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered to the party hereunder specified or when placed in the United States mail, registered or certified, with return receipt requested, postage prepaid and addressed as follows:

If to Escrow Agent:

Bank of Oklahoma

9520 North May Avenue, Suite 110

Oklahoma City, OK 73120

Attn: Corporate Trust

If to United Engines Holding Company, LLC:

United Engines Holding Company, LLC

c/o GSO Capital Partners

11 Greenway Plaza, Suite 3050

Houston, TX 77046

Attn: Dan Westcott

If to Kirby Engine Systems, Inc.:

Kirby Corporation

55 Waugh Drive, Suite 1000

Houston, TX 77007

Attn: Vice President - Legal

Any party may unilaterally designate a different address by giving notice of each such change in the manner specified above to each other party. Notwithstanding the foregoing, no notice to the Escrow Agent shall be deemed given to or received by the Escrow Agent unless actually delivered to an officer of the Escrow Agent having responsibility under this Escrow Agreement.

3.3 Governing Law. This Escrow Agreement is being made in and is intended to be construed according to the laws of the State of Oklahoma. It shall inure to and be binding upon the parties hereto and their respective successors, heirs and assigns.

3.4 Construction. Words used in the singular number may include the plural and the plural may include the singular. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Escrow Agreement.

3.5 Amendment. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by the undersigned and Escrow Agent.

3.6 Force Majeure. Escrow Agent shall not be liable to the undersigned for any loss or damage arising out of any acts of God, strikes, equipment or transmission failure, war, terrorism, or any other act or circumstance beyond the reasonable control of Escrow Agent.

3.7 Written Agreement. This Escrow Agreement represents the final agreement between the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[signature page follows]

EXECUTED as of the dates set forth below.

UNITED ENGINES HOLDING COMPANY, LLC

Date:	By:
Name:
Title:

KIRBY ENGINE SYSTEMS, INC.

Date:	By:
Name:
Title:

BANK OF OKLAHOMA, N.A., Escrow Agent, hereby accepts its appointment as Escrow Agent as described in the foregoing Escrow Agreement, subject to the terms and conditions set forth therein.

BOKF, NA dba BANK OF OKLAHOMA

Date:	By:
Name:
Title:

EXHIBIT A

DISBURSEMENT REQUEST

Pursuant to that certain Escrow Agreement dated effective                                  among UNITED ENGINES HOLDING COMPANY, LLC, KIRBY ENGINE SYSTEMS, INC., and BOKF, NA dba Bank of Oklahoma the parties hereto hereby request disbursement of funds in the amount and manner described below from account number                                  styled “                                                 ”, “                                                 ”, Escrow Account.

Please disburse to:

Amount to disburse:

Form of disbursement:

IN WITNESS WHEREOF: the parties hereto have executed this Agreement in multiple counterparts, each of which is and shall be considered an original for all intents and purposes, effective as of the date first written above.

UNITED ENGINES HOLDING COMPANY, LLC	KIRBY ENGINE SYSTEMS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT C

ESCROW AGREEMENT

WHEREAS, UNITED ENGINES HOLDING COMPANY, LLC, a Delaware limited liability company (“United Engines”), and KIRBY ENGINE SYSTEMS, INC., a Delaware corporation (“Kirby”), have caused or will cause certain funds to be deposited in escrow with BOKF, NA dba BANK OF OKLAHOMA, a national banking corporation (“Escrow Agent”), on terms and conditions more particularly described herein (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the premises, the undersigned hereby agree as follows:

ARTICLE I

TERMS AND CONDITIONS

1.1 Establishment of Fund. The undersigned have caused or will cause to be deposited with the Escrow Agent the sum of $2,500,000 (such sum, or the balance thereof remaining from time to time being referred to herein as the “Fund”).

1.2 Treatment of Fund. The monies constituting the Fund shall be deposited in a segregated, interest-bearing account pursuant to the terms of this Escrow Agreement. Such account shall be styled                                                                                                           , with federal tax identification no.                                         . The Fund is to be invested in U.S. treasuries or a money market account unless the Escrow Agent is provided with direction to invest the Fund in other eligible investments. Any interest or income earned on the Fund shall be reportable on Form 1099 by the Escrow Agent to tax identification number                      in the name of United Engines and such party agrees to provide Escrow Agent with a Form W-9.

1.3 Escrow Procedure and Payment Instruction. The Fund shall be held and disbursed in accordance with the terms of this Escrow Agreement as follows:

Upon receipt by the Escrow Agent of Exhibit A executed by United Engines and Kirby (the “Joint Notice”), the Escrow Agent is hereby authorized and directed to deliver the Escrow Fund only in accordance with the Joint Notice. A Joint Notice may be given by United Engines and Kirby in separate counterparts.

If there is any question as to any person’s entitlement to the Fund, the Escrow Agent shall continue to hold the Fund in accordance with the terms of this Escrow Agreement until (i) receipt of a Joint Notice or (ii) the question of any party’s entitlement to the Fund shall have been determined pursuant to a final non-appealable order or judgment of a court of competent jurisdiction. The prevailing party shall deliver to the Escrow Agent, with a copy to the other party, a certificate executed by an executive officer of such party stating that a non-appealable order of a court of competent jurisdiction determined or resolved a party’s entitlement to the Fund, along with a copy of such non-appealable order, and the Escrow Agent shall be entitled to rely and act upon presentment.

1.4 Termination. Upon delivery of the Fund by the Escrow Agent, this Escrow Agreement shall terminate, subject to Section 2.3.

ARTICLE II

PROVISIONS AS TO ESCROW AGENT

2.1. Limitation of Escrow Agent’s Capacity.

A. This Escrow Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the other parties hereto in connection with the subject matter of this escrow, and no other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be referred to herein or deposited with Escrow Agent or the Escrow Agent may have knowledge thereof, and Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement.

B. Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction or request furnished to it hereunder believed by it to be genuine and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be its duty to notify, any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited herewith.

2.2 Authority to Act.

A. Escrow Agent is hereby authorized and directed by the undersigned to deliver the subject matter of this Escrow Agreement only in accordance with the provisions of Article I of this Escrow Agreement.

B. Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of this Escrow Agreement and items amending the terms of this Escrow Agreement.

C. Escrow Agent may consult with legal counsel at the joint and several cost and expense of the undersigned (other than Escrow Agent) in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

D. In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and Escrow Agent shall have been notified thereof in writing signed by all such persons. Notwithstanding the foregoing, Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of any agency of the United States or any political subdivision thereof, or of any agency of the State of Oklahoma or of any political subdivision thereof, and Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The right of Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

E. In the event that any controversy should arise among the parties with respect to the Escrow Agreement, or should the Escrow Agent resign and the parties fail to select another Escrow Agent to act in its stead, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties.

2.3 Compensation/Indemnification.

A. Escrow Agent shall be entitled to reasonable compensation as well as reimbursement for its reasonable costs (equal to $25.00 per check issued after the first 20 checks are issued) and expenses incurred in connection with the performance by it of service under this Escrow Agreement (including reasonable fees and expenses of Escrow Agent’s counsel) and the undersigned (other than Escrow Agent) agree to so pay Escrow Agent reasonable compensation and reimburse Escrow Agent for reasonable costs and expenses. The parties hereto agree that escrow fees shall be due and payable in the amount of $2,000 each year, and such fees will be deducted from the Fund upon the commencement of the escrow and on each anniversary, if any, of the date hereof. Any such fees due under this Escrow Agreement shall be paid out of the Fund.

B. The parties to this Escrow Agreement (other than Escrow Agent) hereby jointly and severally agree to indemnify and hold Escrow Agent, its affiliates and their officers, employees, successors, assigns, attorneys and agents (each an “Indemnified Party”) harmless from all losses, costs, claims, demands, expenses, damages, penalties and attorney’s fees suffered or incurred by any Indemnified Party or Escrow Agent as a result of anything which it may do or refrain from doing in connection with this Escrow Agreement or any litigation or cause of action arising from or in conjunction with this Escrow Agreement or involving the subject matter hereof or Escrow Funds or monies deposited hereunder or for any interest upon any such monies, including, without limitation, arising out of the negligence of Escrow Agent; provided that the foregoing indemnification shall not extend to the gross negligence or willful misconduct of Escrow Agent. This indemnity shall include, but not be limited to, all costs incurred in conjunction with any interpleader which the Escrow Agent may enter into regarding this Escrow Agreement.

2.4 Tax Reporting. All interest or other income earned under the Escrow Agreement shall be allocated to United Engines and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Fund by United Engines whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by United Engines with the IRS and any other taxing authority as required by law with respect to the Escrow Deposit or any income earned by the Fund. United Engines and Kirby further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Fund shall be paid by United Engines. In the absence of written direction from United Engines and Kirby, all proceeds of the Fund shall be retained in the Fund and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement. Escrow Agent shall withhold any taxes it deems to be required, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

2.5 Miscellaneous.

A. Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given Escrow Agent credit for the funds.

B. Escrow Agent may resign at any time by giving written notice to the parties hereto, whereupon the parties hereto will immediately appoint a successor Escrow Agent. Until a successor Escrow Agent has been named and accepts its appointment or until another disposition of the subject matter of this Escrow Agreement has been agreed upon by all parties hereto, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

C. All representations, covenants, and indemnifications contained in this Article II shall survive the termination of this Escrow Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1 Discharge of Escrow Agent. Upon the delivery of all of the subject matter or monies pursuant to the terms of this Escrow Agreement, the duties of Escrow Agent shall terminate and Escrow Agent shall be discharged from any further obligation hereunder.

3.2 Notice. Any payment, notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered to the party hereunder specified or when placed in the United States mail, registered or certified, with return receipt requested, postage prepaid and addressed as follows:

If to Escrow Agent:

Bank of Oklahoma

9520 North May Avenue, Suite 110

Oklahoma City, OK 73120

Attn: Corporate Trust

If to United Engines Holding Company, LLC:

United Engines Holding Company, LLC

c/o GSO Capital Partners

11 Greenway Plaza, Suite 3050

Houston, TX 77046

Attn: Dan Westcott

If to Kirby Engine Systems, Inc.:

Kirby Corporation

55 Waugh Drive, Suite 1000

Houston, TX 77007

Attn: Vice President - Legal

Any party may unilaterally designate a different address by giving notice of each such change in the manner specified above to each other party. Notwithstanding the foregoing, no notice to the Escrow Agent shall be deemed given to or received by the Escrow Agent unless actually delivered to an officer of the Escrow Agent having responsibility under this Escrow Agreement.

3.3 Governing Law. This Escrow Agreement is being made in and is intended to be construed according to the laws of the State of Oklahoma. It shall inure to and be binding upon the parties hereto and their respective successors, heirs and assigns.

3.4 Construction. Words used in the singular number may include the plural and the plural may include the singular. The section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Escrow Agreement.

3.5 Amendment. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by the undersigned and Escrow Agent.

3.6 Force Majeure. Escrow Agent shall not be liable to the undersigned for any loss or damage arising out of any acts of God, strikes, equipment or transmission failure, war, terrorism, or any other act or circumstance beyond the reasonable control of Escrow Agent.

3.7 Written Agreement. This Escrow Agreement represents the final agreement between the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

[signature page follows]

EXECUTED as of the dates set forth below.

UNITED ENGINES HOLDING COMPANY, LLC

Date:	By:
Name:
Title:

KIRBY ENGINE SYSTEMS, INC.

Date:	By:
Name:
Title:

BANK OF OKLAHOMA, N.A., Escrow Agent, hereby accepts its appointment as Escrow Agent as described in the foregoing Escrow Agreement, subject to the terms and conditions set forth therein.

BOKF, NA dba BANK OF OKLAHOMA

Date:	By:
Name:
Title:

EXHIBIT A

DISBURSEMENT REQUEST

Pursuant to that certain Escrow Agreement dated effective                                  among UNITED ENGINES HOLDING COMPANY, LLC, KIRBY ENGINE SYSTEMS, INC., and BOKF, NA dba Bank of Oklahoma the parties hereto hereby request disbursement of funds in the amount and manner described below from account number                                  styled “                                                 ”,”                                                 ”, Escrow Account.

Please disburse to:

Amount to disburse:

Form of disbursement:

IN WITNESS WHEREOF: the parties hereto have executed this Agreement in multiple counterparts, each of which is and shall be considered an original for all intents and purposes, effective as of the date first written above.

UNITED ENGINES HOLDING COMPANY, LLC	KIRBY ENGINE SYSTEMS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT D

Earnout Provisions

Section 1. Earnout. Upon the terms and subject to the conditions of this Section 1, Buyer shall deliver to Seller the dollar amount (if any) that becomes payable in accordance with the provisions of this Section 1.

(a) Quarterly Financial Statements. Within 45 days following the end of each of the first three calendar quarters during each year of the Earnout Period, Buyer shall (i) prepare (or cause to be prepared) an unaudited statement of income for the Company for such calendar quarter in accordance with this Agreement and GAAP (except for notes and subject to normal year-end audit adjustments, and including (x) a calculation of EBITDA and (y) a description of (1) any acquisition made by Buyer or any of its Affiliates of assets or companies that are in the same business as the Business or (2) any Divestiture made by the Company) (“Quarterly Financial Statements”) and (ii) deliver the Quarterly Financial Statements to Seller. The Quarterly Financial Statements shall be provided for information purposes only and shall not prevent any Party from taking a contrary position with respect to the information contained therein.

(b) Delivery of Earnout Statement. Within 30 days following receipt by the Company of its annual audit for each year during the Earnout Period, Buyer shall deliver a copy to Seller of an Earnout Statement.

(c) Review. Following the delivery of an Earnout Statement to Seller, Buyer and the Company shall afford Seller and its Representatives the opportunity to examine the Earnout Statement and such supporting schedules, analyses, workpapers, including any audit workpapers, and other underlying records or documentation as are reasonably necessary and appropriate. Buyer and the Company shall cooperate fully and promptly with Seller and its Representatives in such examination, including providing answers to questions asked by Seller and its Representatives, and Buyer and the Company shall promptly make available to Seller and its Representatives any records under their control that are reasonably requested by Seller and its Representatives and are relevant to the Earnout Statement.

(d) Dispute. If within 60 days following receipt of an Earnout Statement, Seller has not delivered to Buyer written notice (the “Objection Notice”) objecting to the Earnout Statement and specifying in reasonable detail the basis for the objection, then that Earnout Statement shall be deemed final and binding on the parties. If Seller delivers the Objection Notice in accordance with the preceding sentence, then Buyer and Seller shall endeavor in good faith to resolve the objections, for a period not to exceed 30 days following delivery of the Objection Notice. If at the end of such 30-day period there are any objections that remain in dispute with respect to the Earnout Statement, then the items in the Objection Notice that remain in dispute (the “Disputed Items”) may be submitted by either Party for resolution to the Accounting Firm pursuant to the procedures set forth in Section 2.6(b) of this Agreement, except as expressly provided in this Section 1(d). If any Disputed Items are

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submitted to the Accounting Firm for resolution, each Party shall furnish to the Accounting Firm such workpapers and other documents and information relating to such objections as the Accounting Firm may reasonably request and are available to that Party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Accounting Firm. Once the Accounting Firm determines all such Disputed Items, the Accounting Firm shall calculate EBITDA by taking into account all components of such calculation not disputed by the Parties, the Accounting Firm’s determination with respect to each Disputed Item and the terms of this Agreement. The Accounting Firm shall make its calculation of EBITDA in accordance with this Agreement and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to both Parties, and such calculation shall (except in the case of fraud or manifest error) be binding and conclusive on the Parties and constitute final, binding and unappealable determination, on the basis of which, in the case of the Final Earnout Statement, a judgment may be entered by a court having jurisdiction thereof and shall constitute the final and binding Earnout Statement for the relevant period for all purposes under this Agreement.

(e) Expenses. Buyer and Seller shall each bear their own fees and expenses in connection with any proceeding under this Section 1(e); provided, however, that Buyer and Seller shall each be responsible for payment of 50% of the fees and expenses of the Accounting Firm with respect to such proceeding.

(f) Calculation and Payment of Earnout Amount. When the Final Earnout Statement becomes final and binding in accordance with Section 1(d), Buyer shall pay to Seller a dollar amount (the “Earnout Amount”) equal to the amount (if any) by which [**REDACTED**]; provided that the maximum Earnout Amount payable by Buyer to Seller shall be $50,000,000. Buyer shall deliver any Earnout Amount pursuant to this Section 1(f), less any amount paid pursuant to Section 1(g) or set off pursuant to Section 1(i), to Seller within ten Business Days after the date that the Final Earnout Statement becomes final and binding in accordance with Section 1(d) (the “Earnout Payment Date”), by wire transfer of immediately available funds pursuant to wire transfer instructions provided by Seller in writing.

[**CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934**]

(g) Payment of Amounts Not in Dispute. Notwithstanding anything in this Agreement to the contrary, if an Objection Notice has been delivered pursuant to Section 1(d) with respect to the Final Earnout Statement, the portion of the Earnout Amount (if any) that is not in dispute shall be paid within five Business Days after the date that the Objection Notice is delivered.

(h) Interest. All payments pursuant to this Section 1 shall be without interest for any periods during the Earnout Period but shall accrue interest until paid at the Past Due Rate from and after the date which is the earlier of (i) that date that is 30 days after the date the Earnout Statement is due pursuant to Section 1(b) relating to the year ended December 31, 2013 and (ii) the date that is 30 days after the date Buyer provides the Earnout Statement relating to

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the year ended December 31, 2013. For the purposes of this Agreement, (A) the term “Past Due Rate” means the lesser of (1) the maximum nonusurious rate permitted by law and (2) LIBOR plus 2% per annum, and (B) “LIBOR” means on any day, the interest rate per annum equal to the rate per annum reported on such day (or if such day is not a Business Day, on the prior Business Day) in the eastern edition of The Wall Street Journal “Money Rates” section as the one-month London Interbank Offered Rate for U.S. dollar deposits.

(i) Right of Setoff. Buyer shall have the right to set off against any Earnout Amount otherwise payable by Buyer to Seller under this Section 1 the amount of any Losses for which Buyer is entitled to be indemnified by Seller under Article IX of this Agreement.

(j) Operating Covenants. Buyer shall have the right to operate the business of the Company (including the Business) in the manner it deems appropriate and has no obligation to operate the business of the Company (including the Business) to maximize the Earnout Amount. Buyer will have the right to make any business decisions relating to the Company, including capital expenditures, distribution arrangements, procurement decisions, pricing of products and services and compensation of employees, that Buyer in good faith determines is in the best interest of the Company, its Affiliates and their stockholders. Notwithstanding the foregoing provisions of this Section 1(j), Buyer agrees that it will not take any action with respect to the Business or the Company, the purpose of which is to minimize the Earnout Amount. In addition, during the Earnout Period, Buyer shall, and shall cause the Company to, act in good faith and use commercially reasonable efforts to:

(i) allow representatives designated by Seller to (A) review and retain copies of all books and records, documents and work papers related to such operations, (B) interview management of the Company and its Affiliates as reasonably requested and (C) discuss such operations with a representative designated by Buyer; provided, however, that any such review or discussion shall be done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer’s or the Company’s business;

(ii) cause the Company to remain in material compliance with all applicable Laws;

(iii) operate the business and maintain adequate records of the Company in a manner that will allow EBITDA to be calculated on a stand alone basis separate from the operations of Buyer and its other Affiliates;

(iv) refer (or cause to be referred) to the Company all new projects and contracts of Buyer and its Subsidiaries that relate to the Business as conducted by the Companies on the Closing Date;

(v) not divert or direct to any of Buyer’s other Affiliates customer projects, sales or orders that relate to the Business as conducted by the Companies on the Closing Date;

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(vi) not change the Company’s fiscal year or accounting policies until its obligations under this Section 1 have been satisfied, unless required by GAAP or otherwise agreed to by Buyer and Seller; and

(vii) from the Effective Date until the end of the Earnout Period, maintain the Company as a separate subsidiary of Buyer or one of its Subsidiaries and not dissolve or liquidate the Company.

(k) Reliance; Sole and Exclusive Remedy. Buyer acknowledges and agrees that (i) Buyer has not relied on any documents or statements made by Seller regarding the future earnings or prospects of the Company, except to the extent included in or covered by the representations, warranties and covenants of Seller contained in this Agreement, (ii) the sole and exclusive remedy of the Buyer arising from the Company not achieving the EBITDA thresholds set forth in Section 1(d) is limited to Seller not receiving the Earnout Amount and (iii) the Parties intend the express provisions of this Agreement to govern their contractual relationship.

(l) Future Business Acquisitions; Capital Expenditures. Notwithstanding anything to the contrary in this Agreement, any business, enterprise, venture or assets that are engaged or employed in the Business that are acquired by Buyer, the Company or any of their respective Subsidiaries on or after the Closing Date, whether by merger, stock purchase, asset purchase or otherwise, shall be included in calculating EBITDA; provided that a pro-rated annual charge equal to 10.94% of the aggregate purchase price paid therefor shall be included in calculating EBITDA. In addition, a pro-rated annual charge equal to 10.94% of all capital expenditures made by the Company during the Earnout Period which, in the aggregate, exceed $18,350,000 shall be included in calculating EBITDA.

(m) Future Business Divestitures. Notwithstanding anything to the contrary in this Agreement, any Divestiture by Buyer on or after the Closing Date, whether by merger, stock purchase, asset purchase or otherwise, shall be factored into EBITDA for all periods after such Divestiture using a pro-rated annual credit equal to 10.94% of the aggregate sales price, or in the event of an inter-Company Divestiture, the fair market value thereof.

(n) Contractual Relationship. The earnout is strictly a contractual relationship between Buyer and Seller and does not create any express or implied fiduciary or special relationship between Buyer and Seller or create any express or implied fiduciary, special or other duties on the part of Buyer to Seller.

(o) Nonpublic Information. Seller acknowledges that the information provided to Buyer relating to the calculation of the Earnout Amount, to the extent not available to the public, may constitute confidential and/or material nonpublic information concerning Buyer and its Affiliates (“Nonpublic Information”). Seller acknowledges that purchasing or selling securities of Buyer’s parent corporation by Persons to whom Buyer discloses any Nonpublic Information is prohibited until the information is publicly disclosed. Seller shall keep such Nonpublic Information confidential and shall use such Nonpublic Information solely for the purpose of verifying the calculation of the Earnout Amount. Seller shall require any other Person (including its Representatives) to whom it furnishes any such information to maintain the confidentiality of such information.

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(p) References to Company. All references to the Company in this Exhibit D shall mean the Company on a consolidated basis.

Section 2. Defined Terms.

“Divestiture” means the transfer, sale or other disposition (regardless of the form of the transaction) of a business unit, a line of business or a product line that was part of the Business acquired by Buyer from Seller.

“Earnout Payment Date” has the meaning specified in Section 1(f) of this Exhibit D.

“Earnout Period” means the period from and including January 1, 2011 to and including December 31, 2013.

“Earnout Statements” means (i) the audited financial statements of the Company as of December 31 of each year during the Earnout Period, consisting of a balance sheet and related statements of operations, income and cash flows, prepared in accordance with GAAP and consistent with past practices, together with (ii) such additional detail and calculations as are necessary to calculate EBITDA for such year and for the entire Earnout Period and (iii) reasonable supporting documentation.

“EBITDA” means, for the complete calendar year periods ending December 31, 2011, December 31, 2012 and December 31, 2013, determined in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries, (1) the revenues of the Company and its Subsidiaries minus (2) the sum of (a) costs of sales and operating expenses (including taxes other than on income), (b) selling expenses, (c) other non-operating expenses (income), (d) net income attributable to non-controlling interests and (e) general and administrative expenses; provided, however, that the following amounts of the Company and its Subsidiaries shall be disregarded and excluded from such determination: (i) any changes to the financial condition of the Company or its Subsidiaries occasioned by the transactions contemplated by this Agreement; (ii) any items of expense attributable to the transactions contemplated by this Agreement, including purchase accounting and any transaction costs of any party, whether incurred before or after the Closing; (iii) any extraordinary income, gain, expenses or losses generated by or arising out of non-recurring unusual events in which the Company or its Subsidiaries engage, including discontinued operations and bonuses or interest paid in connection therewith; (iv) any allocation of overhead or management fee in excess of 1% of sales of Company from Buyer or any of its Affiliates to the Company (including charges for management personnel, accounting, legal, sales, marketing or information technology costs) that have not been approved by Seller; (v) any Loss for which the Company or Buyer is entitled to indemnification pursuant to this Agreement or has a right of offset pursuant to the Agreement; (vi) any payment of any Earnout Amount pursuant to Section 1 of this Agreement and any fees or expenses relating to any disputes regarding Section 1 of this Agreement in the event such disputes are resolved in favor of Seller; (vii) any board or directors’ fees or expenses (including expenses for directors’ and officers’

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insurance); (viii) any payments made to consultants or independent contractors after Closing, other than those made in the ordinary course of business consistent with the past practices of the Company; (ix) any labor charges from Buyer or Affiliates of Buyer to the Company in excess of $57/hour rates or any charges for purchase by the Company from Buyer or Affiliates of Buyer of product, equipment or other goods in excess of 110% of the actual out of pocket costs paid by such Buyer or Affiliate to a third party for such product, equipment or other goods (but only if it is more cost effective to the Company to purchase such product, equipment or other goods from Buyer or such Affiliate as opposed to the original vendor because of volume discounts or other similar pricing advantages); and (x) any non-cash adjustments to deferred revenue due to Statement of Financial Accounting Standards No. 141(R) (Accounting Standards Codification 805).

“Final Earnout Statement” means the Earnout Statement for the final year of the Earnout Period.

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